Exhibit 10.17

EXECUTION VERSION

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

among

SHARYLAND DISTRIBUTION & TRANSMISSION SERVICES, L.L.C.,

as Borrower,

The Several Lenders from Time to Time Parties Hereto

and

ROYAL BANK OF CANADA,

as Administrative Agent

Dated as of December 10, 2014

i

ii

iii

ANNEXES:

1.1A	Lenders’ Commitments and Addresses
6.4	Organization and Ownership of Interests
6.7	Governmental Authorizations
6.12	Leases
8.5	Liens
8.20	Burdensome Agreements

EXHIBITS:

A	Form of Assignment Agreement
B	Form of Closing Certificate
C	Form of Opinion of Baker Botts L.L.P.
D	Form of Compliance Certificate
E	Form of Opinion of Sutherland Asbill & Brennan LLP
F-1 ~ 4	Forms of Tax Certificates
G	Subordination Terms
H	Form of Subsidiary Guaranty
I	Form of Prepayment Notice
J-1	Form of Notice of Revolving Loan Borrowing
J-2	Form of Notice of Swingline Borrowing
K	Form of Notice of Conversion/Continuation

THIRD AMENDED AND RESTATED CREDIT AGREEMENT, dated as of December 10, 2014, among SHARYLAND DISTRIBUTION & TRANSMISSION SERVICES, L.L.C. (the “Borrower”), a Texas limited liability company and a Subsidiary of Transmission and Distribution Company L.L.C. (“Holdings”), the several lenders from time to time parties hereto (the “Lenders”), and ROYAL BANK OF CANADA (the “Administrative Agent”). Unless otherwise defined herein, all capitalized terms used herein and defined in Section 10 are used herein as so defined.

W I T N E S S E T H:

WHEREAS, the Borrower entered into that certain Second Amended and Restated Credit Agreement, dated as of June 28, 2013, between the Borrower, the Administrative Agent and the several lenders from time to time parties thereto (the “Existing Lenders”) (as amended, supplemented or modified from time to time prior to the date hereof, the “Original Credit Agreement”); and

WHEREAS, subject to and on the terms and conditions set forth herein, the parties thereto wish to amend and restate the Original Credit Agreement in its entirety upon the terms and conditions set forth herein, with the Original Credit Agreement, as so amended and restated, and as may be further amended, restated, supplemented or otherwise modified, being hereinafter referred to as the “Agreement”;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein set forth, the Existing Lenders and the Borrower agree that the Original Credit Agreement is hereby amended and restated as of the Restatement Date (as hereinafter defined) to read in its entirety as follows:

SECTION 1 AMOUNT AND TERMS OF CREDIT.

1.1. Revolving Commitment.

(a) Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans in U.S. dollars (“Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Percentage of the sum of (i) the Letter of Credit Outstandings and (ii) the aggregate principal amount of the Swingline Loans then outstanding, does not exceed the amount of such Lender’s Revolving Commitment. During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 1.2 and 1.6, provided that all Revolving Loans made as part of the same Borrowing shall, unless otherwise specifically provided herein, consist of Revolving Loans of the same Type.

(b) The Borrower shall repay all outstanding Revolving Loans, together with all accrued and unpaid interest thereon and all other amounts payable hereunder, on the Revolving Facility Final Maturity Date.

1.2. Procedure for Revolving Loan Borrowing.

The Borrower may borrow under the Revolving Commitment during the Revolving Commitment Period on any Business Day, provided that the Borrower shall give the Administrative

Agent irrevocable notice substantially in the form of Exhibit J-1 (which notice must be received by the Administrative Agent prior to 11:00 A.M., New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of ABR Loans) (provided that any such notice of a Borrowing of ABR Loans under the Revolving Facility to finance payments required by Section 2.4 and Section 5.1(e) may be given not later than 10:00 A.M., New York City time, on the Borrowing Date), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Any Revolving Loans made on the Restatement Date shall initially be ABR Loans. Each Borrowing under the Revolving Commitment shall be in an amount equal to (x) in the case of ABR Loans, $500,000 or a whole multiple thereof (or, if the Total Unutilized Revolving Commitments at such time are less than $500,000, such lesser amount) and (y) in the case of Eurodollar Loans, $500,000 or a whole multiple of $100,000 in excess thereof; provided, that (i) the Swingline Lender may request, on behalf of the Borrower, ABR Loans in other amounts pursuant to Section 1.4 and (ii) the Borrower may request ABR Loans in an amount required to finance payments required by Section 2.4 and Section 5.1(e). Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each Borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. The Administrative Agent shall make the proceeds of such Borrowing available to the Borrower on such Borrowing Date by depositing such proceeds in the Specified Account of the Borrower on such Borrowing Date in immediately available funds.

1.3. Swingline Commitment.

(a) Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans (“Swingline Loans”) to the Borrower; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Revolving Loans, may exceed the Swingline Commitment then in effect) and (ii) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. During the Revolving Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be ABR Loans only.

(b) The Borrower shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Facility Final Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Loan is borrowed, the Borrower shall repay all Swingline Loans then outstanding.

1.4. Procedure for Swingline Borrowing; Refunding of Swingline Loans.

(a) Whenever the Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing substantially in the form of Exhibit J-2 (which telephonic notice must be received by the Swingline Lender not later than 1:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i)

the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period). Each Borrowing under the Swingline Commitment shall be in an amount equal to $250,000 or a whole multiple of $50,000 in excess thereof. Not later than 3:00 P.M., New York City time, on the requested Borrowing Date, the Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender. The Administrative Agent shall make the proceeds of such Swingline Loan available to the Borrower on such Borrowing Date by depositing such proceeds in the Specified Account of the Borrower on such Borrowing Date in immediately available funds.

(b) The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day’s notice given by the Swingline Lender no later than 12:00 Noon, New York City time, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans. The Borrower irrevocably authorizes the Swingline Lender to charge the Specified Account (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loans.

(c) If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 1.4(b), one of the events described in Section 9(j) or Section 9(k) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 1.4(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 1.4(b), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.

(d) Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e) Each Revolving Lender’s obligation to make the Loans referred to in Section 1.4(b) and to purchase participating interests pursuant to Section 1.4(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Credit Documents by the Borrower, any other Revolving Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

1.5. Termination or Reduction of Revolving Commitments.

The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any partial reduction of the Revolving Commitments shall be in an amount equal to $500,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect.

1.6. Conversion and Continuation Options.

(a) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election substantially in the form of Exhibit K no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election substantially in the form of Exhibit K no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan under a particular Facility may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent substantially in the form of Exhibit K, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 10, of the length of the next Interest Period to be applicable to such Eurodollar Loans, provided that no Eurodollar Loan under a particular Facility may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuations or (ii) if an Event of Default specified in Section 9(j) or 9(k) with respect to the Borrower is in existence, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

1.7. Limitations on Eurodollar Tranches.

Notwithstanding anything to the contrary in this Agreement, all Borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $500,000 or a whole multiple of $100,000 in excess thereof and (b) no more than seven Eurodollar Tranches shall be outstanding at any one time.

1.8. Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such amount shall bear interest at a rate per annum equal to (x) in the case of the Revolving Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans under the Revolving Facility plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any Commitment Fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the Revolving Facility plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

1.9. Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 1.8(a).

1.10. Inability to Determine Interest Rate.

If prior to the first day of any Interest Period for any Eurodollar Loan:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period,

(c) the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the Revolving Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans under the Revolving Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans under the Revolving Facility shall be converted, on the last day of the then current Interest Period with respect to such Eurodollar Loans, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the Revolving Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the Revolving Facility to Eurodollar Loans.

1.11. Pro Rata Treatment and Payments.

(a) Each Borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any Commitment Fee and any reduction of the Commitments of the Lenders shall be made pro rata.

(b) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 1:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to each relevant Lender promptly upon receipt in like funds as received, net of any amounts owing by such Lender pursuant to Section 11.7. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(c) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a Borrowing that such Lender will not make the amount that would constitute its share of such Borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such Borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the Revolving Facility, on demand, from the Borrower.

(d) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 1.4(b), 1.4(c), 1.11(d), 1.11(e), 2.3(a), 4.3(e) or 11.7, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent, the Swingline Lender or the Issuing Lender to satisfy such Lender’s obligations to it under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

1.12. Requirements of Law.

(a) If the adoption or taking effect of or any change in any Requirement of Law or in the implementation, administration, interpretation or application thereof or compliance by any Lender or other Credit Party with any request or directive (whether or not having the force of law) from any central bank or other Governmental Entity made subsequent to the date hereof:

(i) shall subject any Credit Party to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit (or participations therein) by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

(iii) shall impose on such Lender any other condition, cost or expense (other than Taxes);

and the result of any of the foregoing is to increase the cost to such Lender or such other Credit Party, by an amount that such Lender or other Credit Party deems to be material, of making, converting into, continuing or maintaining Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender or such other Credit Party, upon its demand, any additional amounts necessary to compensate such Lender or such other Credit Party for such increased cost or reduced amount receivable. If any Lender or such other Credit Party becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital or liquidity requirements or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital or liquidity requirements (whether or not having the force of law) from any Governmental Entity made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c) Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in a Requirement of Law, regardless of the date enacted, adopted, issued or implemented.

(d) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than nine months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

1.13. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 1.12 or 4.3(a) or (d) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending offices to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 1.12 or 4.3(a) or (d).

1.14. Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

1.15. Replacement of Lenders. The Borrower shall be permitted to replace any Lender if (a) such Lender requests reimbursement for amounts owing pursuant to Section 1.12 or the Borrower is required to pay any Indemnified Taxes or additional amounts to such Lender or any Governmental Entity for the account of such Lender pursuant to Section 4.3(a) or (d), (b) such Lender becomes a Defaulting Lender, or (c) such Lender does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Credit Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders has been obtained), with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 1.13 so as to eliminate the continued need for payment of amounts owing pursuant to Section 1.12 or 4.3(a) or (d), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 1.14 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution shall, subject to Section 12.4(b)(ii) and (iii), be reasonably satisfactory to the Administrative Agent and the Issuing Lender, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 12.4 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 1.12 or 4.3(a) or (d), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee, and that the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective.

1.16. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 3;

(b) the Revolving Commitment and Revolving Extensions of Credit of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 12.12); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(c) if any Swingline Exposure or L/C Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the Swingline Exposure and L/C Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Revolving Extensions of Credit plus such Defaulting Lender’s Swingline Exposure and L/C Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments and (y) such reallocation does not cause the Revolving Extensions of Credit of any non-Defaulting Lender to exceed such Lender’s Revolving Commitment;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, in a manner consistent with the Collateral Agency Agreement, cash collateralize for the benefit of the Issuing Lender only the Borrower’s obligations corresponding to such Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 8.1 for so long as such L/C Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s L/C Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3(b) with respect to such Defaulting Lender’s L/C Exposure during the period such Defaulting Lender’s L/C Exposure is cash collateralized;

(iv) if the L/C Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 3 shall be adjusted in accordance with such non-Defaulting Lenders’ Revolving Percentages; and

(v) if all or any portion of such Defaulting Lender’s L/C Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all fees payable under Section 3(b) with respect to such Defaulting Lender’s L/C Exposure shall be payable to the Issuing Lender until and to the extent that such L/C Exposure is reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding L/C Exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 1.16(c), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 1.16(c) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a Lender Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Lender, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Swingline Lender or the Issuing Lender, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower, the Swingline Lender and the Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and L/C Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Percentage.

1.17. Increase in Commitments

(a) Request for Increase. Provided no Event of Default has occurred and is continuing, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time request an increase in the Total Revolving Commitments by an amount (for all such requests) not exceeding $75,000,000 in the aggregate; provided that (i) any such request for an increase shall be in a minimum amount of $10,000,000, (ii) the Borrower may make a maximum of three such requests, and (iii) the new or increased Commitment of each new or increasing Lender shall be on terms and conditions identical to those of the existing Lenders immediately prior to such increase (other than with respect to fees). At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).

(b) Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Revolving Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

(c) Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent and the Issuing Lender, such approval not to be unreasonably withheld or delayed, the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d) Effective Date and Allocations. If the Total Revolving Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.

(e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Section 6 and the other Credit Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 1.17, the representations and warranties contained in subsections (a)(i) and (a)(ii) of Section 6.5 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 7.1, and (B) no Default or Event of Default has occurred and is continuing or would result therefrom. On the Increase Effective Date, each Lender (including any new Lender) participating in such Commitment increase shall purchase and assume from each existing Lender having Loans outstanding on such Increase Effective Date, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s ratable portion of the Total Revolving Commitments (after giving effect to such Commitment increase), in the aggregate Loans then outstanding, so as to ensure that, on the Increase Effective Date after giving effect to such Commitment increase, each Lender is owed only its ratable portion of the Loans outstanding on such Increase Effective Date.

(f) Conflicting Provisions. This Section shall supersede any provisions in Section 12.6 or 12.12 to the contrary.

SECTION 2 LETTERS OF CREDIT.

2.1. L/C Commitment. (a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 2.3(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the Letter of Credit Outstandings would exceed the L/C Commitment or (ii) the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Revolving Facility Final Maturity Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

(b) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

2.2. Procedure for Issuance of Letter of Credit.

The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

2.3. L/C Participations.

(a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement (or in the event that any reimbursement received by the Issuing Lender shall be required to be returned by it at any time), such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Percentage of the amount that is not so reimbursed (or is so returned). Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 9, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Credit Document by the Borrower, any other Loan Party (to the extent applicable) or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b) If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 2.3(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 2.3(a) is not made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Facility. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 2.3(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

2.4. Reimbursement Obligation of the Borrower.

If any draft is paid under any Letter of Credit, the Borrower shall reimburse the Issuing Lender for the amount of (a) the draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment, not later than 12:00 Noon, New York City time, on (i) the Business Day that the Borrower receives notice of such draft, if such notice is received on such day prior to 10:00 A.M., New York City time, or (ii) if clause (i) above does not apply, the Business Day immediately following the day that the Borrower receives such notice. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (x) until the Business Day next succeeding the date of the relevant notice, Section 1.8(b) and (y) thereafter, Section 1.8(c).

2.5. Obligations Absolute.

The Borrower’s obligations under this Section 2 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.

2.6. Letter of Credit Payments.

If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

2.7. Applications.

To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 2, the provisions of this Section 2 shall apply.

SECTION 3 FEES. (a) The Borrower agrees to pay to the Administrative Agent a commitment fee for the account of each Lender for the period from and including the Restatement Date to but not including the date the Total Revolving Commitment has been terminated, computed at a rate per annum equal to the Applicable Fee Rate per annum times the average daily Unutilized Commitment of such Lender (the “Commitment Fee”). Such Commitment Fee shall be due and payable in arrears on the last Business Day of each March, June, September and December and on the first date upon which the Total Revolving Commitment shall have been terminated, commencing with the first such date to fall after the Restatement Date.

(b) The Borrower agrees to pay to the Administrative Agent for the account of each Lender pro rata on the basis of its Revolving Percentage a fee in respect of each outstanding Letter of Credit (the “Letter of Credit Fee”) for each day computed at the rate per annum equal to the Applicable Margin for Revolving Loans that are Eurodollar Loans for such day on the Stated Amount of such Letter of Credit on such day. Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December of each year and on the date upon which the Total Revolving Commitment is terminated, commencing with the first such date to fall after the Restatement Date. Such fee shall be shared ratably among the Lenders participating in the Revolving Facility.

(c) The Borrower agrees to pay to the Issuing Lender a fee in respect of each Letter of Credit (the “Fronting Fee”) computed at the rate of 0.25% per annum on the average daily Stated Amount of such Letter of Credit. Accrued Fronting Fees shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December of each year and on the date upon which the Total Revolving Commitment is terminated, commencing with the first such date to fall after the Restatement Date.

(d) The Borrower agrees to pay directly to the Issuing Lender upon each issuance of, drawing under, and/or amendment or transfer by a beneficiary of, a Letter of Credit such amount as shall at the time of such issuance, drawing, transfer or amendment be the administrative charge which the Issuing Lender is customarily charging for issuances of, drawings under or amendments or transfers of, letters of credit issued by it.

(e) The Borrower shall pay to the Administrative Agent (x) on the Restatement Date for its own account and/or for distribution to the Lenders the fees referred to in the Fee Letter and such other fees, if any, as have heretofore been agreed to by the Borrower and the Administrative Agent and (y) for its own account such other fees as may be agreed to from time to time between the Borrower and the Administrative Agent, when and as due.

(f) All computations of Fees shall be made in accordance with Section 1.9(a).

SECTION 4 PREPAYMENT; TAXES.

4.1. Voluntary Prepayments. The Borrower shall have the right to prepay Loans, in whole or in part, without premium or penalty, from time to time on the following terms and conditions: (i) the Borrower shall give the Administrative Agent (and the Swingline Lender, in the case of Swingline Loans) at the Notice Office written notice of its intent to prepay the Loans, whether such Loans are Revolving Loans or Swingline Loans, the amount of such prepayment and (in the case of Eurodollar Loans) the specific Borrowing(s) pursuant to which such prepayment is made, which notice shall be substantially in the form of Exhibit I hereto and received by the Administrative Agent by 11:00 A.M. (New York time) one Business Day prior to the date of such prepayment or in the case of Eurodollar Loans, three Business Days prior to the date of such prepayment; (ii) each partial prepayment of any Borrowing shall be in an aggregate principal amount of at least $250,000 in the case of Eurodollar Loans or $100,000 in the case of ABR Loans or $100,000 in the case of Swingline Loans and shall include accrued interest to such date on the amount prepaid, provided that no partial prepayment of Eurodollar Loans made pursuant to a Borrowing shall reduce the aggregate principal amount of the Loans outstanding pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto; (iii) if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 1.14 and (iv) each prepayment in respect of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans

4.2. Mandatory Prepayments.

(a) Requirements for Revolving Loans. If on any date (after giving effect to any other repayments or prepayments on such date) the sum of (i) the aggregate outstanding principal amount of Revolving Loans and Swingline Loans plus (ii) the aggregate amount of Letter of Credit Outstandings exceeds the Total Revolving Commitment as then in effect, the Borrower shall repay on such date that principal amount of Swingline Loans and, after the Swingline Loans have been paid in full, Unpaid Drawings and, after Unpaid Drawings have been paid in full, Revolving Loans, in an aggregate amount equal to such excess. If, after giving effect to the prepayment of all outstanding Swingline Loans, Unpaid Drawings and Revolving Loans, the aggregate amount of Letter of Credit Outstandings exceeds the Total Revolving Commitment as then in effect (any such excess, a “Total Revolving Commitment Excess Amount”), the Borrower shall pay to the Administrative Agent an amount in cash and/or Cash Equivalents equal to such Total Revolving Commitment Excess Amount, and the Administrative Agent shall hold such payment as security for the obligations of the Borrower hereunder pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Administrative Agent and the Borrower with terms that are not inconsistent with the Collateral Agency Agreement, until the proceeds are applied to the Obligations under the Credit Documents, and which shall provide that a portion of the balance, if any, held in a cash collateral account established under such cash collateral agreement equal to the amount by which such balance exceeds the Total Revolving Commitment Excess Amount from time to time, shall be released to the Borrower, provided that (x) as a result of such release, a mandatory prepayment shall not be required under the first sentence of this paragraph (b) unless such prepayment is made concurrently with such release, and (y) immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result from such release.

(b) Application for Prepayments of Loans. With respect to each prepayment of Loans required by this Section 4.2, the Borrower may designate the Types of Loans which are to be prepaid and the specific Borrowing(s) under the affected Facility pursuant to which made, provided that (i) the Borrower shall first so designate all ABR Loans and Eurodollar Loans under an affected Facility with Interest Periods ending on the date of repayment prior to designating any other Eurodollar Loans and (ii) each prepayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans. If the Borrower is required by this Section 4.2 to repay any Eurodollar Loans and such prepayment will result in the Borrower being required to pay breakage costs under Section 1.14 (any such Eurodollar Loans, “Affected Loans”), the Borrower may elect, by notice to the Administrative Agent, to have the provisions of the following sentence be applicable. At the time any Affected Loans are otherwise required to be prepaid, the Borrower may elect to deposit 100% (or such lesser percentage elected by the Borrower) of the principal amounts that otherwise would have been paid in respect of the Affected Loans with the Administrative Agent to be held as security for the obligations of the Borrower hereunder pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Administrative Agent with terms that are not inconsistent with the Collateral Agency Agreement, with such cash collateral to be released from such cash collateral account (and applied to repay the principal amount of such Loans) upon each occurrence thereafter of the last day of an Interest Period applicable to the relevant Loans (or such earlier date or dates as shall be requested by the Borrower), with the amount to be so released and applied on the last day of each Interest Period to be the amount of the relevant Loans to which such Interest Period applies (or, if less, the amount remaining in such cash collateral account). In the absence of a designation and/or election by the Borrower as described in the preceding sentences, the Administrative Agent shall, subject to the first sentence of this paragraph, make such designation in its sole discretion with a view, but no obligation, to minimize breakage costs owing under Section 1.14.

4.3. Taxes. (a) Any and all payments by or on account of any obligation of any Borrower Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Entity in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Borrower Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 4.3), the applicable Credit Party receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) The Borrower Parties shall timely pay to the relevant Governmental Entity in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, Other Taxes.

(c) As soon as practicable after any payment of Taxes by any Borrower Party to a Governmental Entity pursuant to this Section 4.3, such Borrower Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Entity evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) The Borrower Parties shall jointly and severally indemnify each Credit Party, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Credit Party or required to be withheld or deducted from a payment to such Credit Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Entity. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Borrower Party has not already indemnified the Administrative Agent for any such Taxes which are Indemnified Taxes and without limiting the obligation of the Borrower Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.4(a) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit

Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Entity. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.3(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Non-U.S. Lender is not (i) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (ii) a “10 percent shareholder” of the Borrower (or, if the Borrower is disregarded as an entity separate from its owner for U.S. federal income tax purposes, the Borrower’s tax owner for U.S. federal income tax purposes) within the meaning of Section 881(c)(3)(B) of the Code, or (iii) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4) to the extent a Non-U.S. Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C) any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(iii) The Administrative Agent shall, to the extent it is legally entitled to do so, deliver to the Borrower on or prior to the Restatement Date (and from time to time thereafter upon the reasonable request of the Borrower),

(A) with respect to any amounts payable to the Administrative Agent for its own account, an executed original of any form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made; and

(B) if a payment made to the Administrative Agent under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if the Administrative Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Administrative Agent shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with its obligations under FATCA and to determine that the Administrative Agent has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (B), “FATCA” shall include any amendments made to FATCA after the date of this Agreement; and

(C) with respect to any amounts payable to the Administrative Agent for the account of others, an executed original of IRS Form W-8IMY (or applicable successor form) certifying in Part I, line 4 that the Administrative Agent is a U.S. branch of a foreign bank, certifying in Part VI, Line 17b, that the Administrative Agent agrees to be treated as a U.S. Person with respect to any such payments made to it under any Credit Document and certifying in Part I, line 5 the appropriate Chapter 4 status, all of the foregoing in order to permit the Borrower to make payments to the Administrative Agent without deduction or withholding of any Taxes imposed by the United States.

The Administrative Agent agrees that if any form or certification it previously delivered pursuant to this Section 4.3(f)(iii) expires or becomes obsolete or inaccurate in any respect, it shall upon request from the Borrower update or replace such form, as applicable, or promptly notify the Borrower in writing of its legal inability to do so.

(g) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.3 (including by the payment of additional amounts pursuant to this Section 4.3), it shall pay to the indemnifying party within 30 days from the date of such receipt an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Entity with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Entity) in the event that such indemnified party is required to repay such refund to such Governmental Entity. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Each party’s obligations under this Section 4.3 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under the Credit Documents.

(i) For purposes of this Section 4.3, the term “Lender” includes the Issuing Lender and the term “applicable law” includes FATCA.

(j) For purposes of determining withholding Taxes imposed under FATCA, from and after the effective date of the Agreement, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

SECTION 5 CONDITIONS PRECEDENT.

5.1. Conditions to Effectiveness. The effectiveness of this Agreement is subject to the satisfaction of each of the following conditions precedent:

(a) Credit Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent, the Borrower and each Person listed on Annex 1.1A, (ii) each other Credit Document (including amended and restated Security Documents and the Security Agreement), executed and delivered by the Borrower and each other Person party thereto.

(b) Opinions of Counsel. The Administrative Agent shall have received (i) an opinion, addressed to the Administrative Agent and each of the Lenders and dated the Restatement Date, from Baker Botts L.L.P., counsel to the Borrower, which opinion shall cover the matters covered in Exhibit C and (ii) an opinion, addressed to the Administrative Agent and dated the Restatement Date, from Sutherland Asbill & Brennan LLP, regulatory counsel to the Borrower, which opinion shall cover the matters covered in Exhibit E.

(c) Proceedings. (i) The Administrative Agent shall have received from the Borrower a certificate, dated the Restatement Date, signed by the President or any Vice-President and the Secretary or Assistant Secretary of the Borrower in the form of Exhibit B or in a form acceptable to the parties hereto, together with (w) copies of the certificate of formation, limited liability company agreement, or other organizational documents of the Borrower, (x) the resolutions, or such other administrative approval, of the Borrower referred to in such certificate to be reasonably satisfactory to the Administrative Agent, (y) an incumbency certificate which shall include the name, position and specimen signature of each officer of the Borrower executing the Credit Documents or any other document delivered in connection herewith on behalf of the Borrower and (z) a statement that all of the applicable conditions set forth in Section 5.2 have been satisfied as of such date; and

(ii) All corporate, limited liability company and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Credit Documents shall be reasonably satisfactory in form and substance to the

Administrative Agent, and the Administrative Agent shall have received all information and copies of all certificates, documents and papers, including long-form good standing certificates and any other records of corporate or limited liability company proceedings and governmental approvals, if any, which the Administrative Agent may have reasonably requested in connection therewith, such documents and papers, where appropriate, to be certified by proper corporate or governmental authorities.

(d) Adverse Change, etc. During the period from December 31, 2013 to the Restatement Date, there shall have been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

(e) Repayment of Existing Indebtedness. The Administrative Agent shall have received satisfactory evidence that all existing Indebtedness other than Indebtedness permitted pursuant to Section 8.6, of or related to the Borrower and its Subsidiaries, shall have been repaid or cancelled and all documentation representing such indebtedness shall have been terminated.

(f) Security Documents. The Borrower shall have delivered to the Administrative Agent:

(i)	certified copies of Requests for Information or Copies (Form UCC-11), or equivalent reports, each of recent date listing all effective financing statements that name the Borrower as a debtor and that are filed in the jurisdictions in which filing of a financing statement is necessary to perfect the security interests purported to be created by the Security Documents, together with copies of such financing statements (none of which shall cover the Collateral except (x) those with respect to which appropriate termination statements executed by the secured lender thereunder have been delivered to the Administrative Agent and (y) to the extent evidencing Permitted Liens);

(ii)	copies of Financing Statements (Form UCC-1) in appropriate form for filing in each jurisdiction as may be necessary to perfect the first priority security interests purported to be created by the Security Documents on the UCC Collateral described therein (subject to no Liens other than Permitted Liens and the rights of holders of Permitted Secured Indebtedness in compliance with the Collateral Agency Agreement) that have not been so perfected prior to the Restatement Date;

(iii)	evidence of the completion of, or arrangements to complete, all other recordings and filings of, or with respect to, any Security Document as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable to perfect the security interests intended to be created by such Security Document; and

(iv)	evidence that all other actions reasonably necessary or, in the reasonable opinion of the Administrative Agent, desirable to perfect and protect the first priority security interests purported to be created by any Security Document on the Collateral described therein (subject to no Liens other than Permitted Liens and the rights of holders of Permitted Secured Indebtedness in compliance with the Collateral Agency Agreement) have been, or are in the process of being, taken.

(g) Solvency. The Administrative Agent shall have received a customary solvency certificate from the chief financial officer, treasurer or another senior financial or accounting officer of the Borrower certifying as to the solvency of the Borrower and its Subsidiaries on a consolidated basis after giving effect to the transactions contemplated hereby in form reasonably satisfactory to the Administrative Agent.

(h) Insurance Policies. The Administrative Agent shall have received evidence of insurance complying with the requirements of Section 7.4.

(i) Fees. The Borrower shall have paid to the Arranger, the Administrative Agent and the Lenders all Fees and expenses required hereunder to be paid or reimbursed by the Borrower or its affiliates and for which invoices have been presented on or before the Restatement Date. Additionally, on the Restatement Date, the Borrower shall have paid to Royal Bank of Canada and RBC Capital Markets, the fees under the Fee Letter.

(j) Financial Information. The Administrative Agent shall have received copies of:

(i) (a) the audited consolidated balance sheet of the Borrower for the fiscal years ended December 31, 2011, 2012 and 2013, the related consolidated statement of operations, the related consolidated statement of members’ capital and the related consolidated statement of cash flows for the fiscal years ended on such dates, each prepared in accordance with GAAP applied on a consistent basis in accordance with past practice except for any changes required by GAAP or as noted in the notes to the financial statements, accompanied by an unqualified report of Ernst & Young LLP and (b) the audited consolidated balance sheet of Sharyland for the fiscal years ended December 31, 2011, 2012 and 2013, and the related consolidated statement of operations, the related consolidated statement of members’ capital and the related consolidated statement of cash flows for the calendar years ended on such dates, each prepared in accordance with GAAP applied on a consistent basis in accordance with past practice except for any changes required by GAAP or as noted in the notes to the financial statements, accompanied by an unqualified report of Ernst & Young LLP;

(ii) unaudited consolidated financial statements of the Borrower and the unaudited consolidated financial statements of Sharyland for each fiscal quarter ended after the latest calendar year referred to above in Section 5.1(i), as applicable, ended at least 45 days prior to the Restatement Date and the related unaudited consolidated statement of operations, the related consolidated statement of members’ capital and the related consolidated statement of cash flows for the corresponding period certified by an Authorized Officer of Sharyland and the Borrower, as applicable, as being prepared in good faith and in accordance with GAAP applied on a consistent basis except for any changes required by GAAP or as noted in the notes to the financial statements; and

(iii) projections of the Borrower through 2018 that are not, in the reasonable determination of the Administrative Agent, materially inconsistent in an adverse manner with any comparable projections delivered to the Administrative Agent prior to the Restatement Date.

(k) USA PATRIOT Act. The Administrative Agent shall have received, at least 5 days prior to the Restatement Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(l) Financial Covenants. The Borrower shall be in compliance with the financial covenants contained in Section 7.11 on a pro forma basis as of the Restatement Date.

5.2. Conditions to All Credit Events. The obligation of the Lenders to make each Loan hereunder, the Swingline Lender to make Swingline Loans hereunder and the obligation of the Issuing Lender to issue Letters of Credit hereunder, is subject, at the time of each such Credit Event, to the satisfaction of the following conditions:

(a) at the time of such Credit Event and also immediately after giving effect thereto, there shall exist no Default or Event of Default;

(b) all representations and warranties contained herein or in the other Credit Documents in effect at such time shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event, except to the extent that such representations and warranties expressly relate to an earlier date; and

(c) the Administrative Agent shall have received, (i) with respect to any Revolving Loan Borrowing, a borrowing notice in accordance with Section 1.2, (ii) with respect to any Swingline Borrowing, a swingline notice in accordance with Section 1.4 and (iii) with respect to any Letter of Credit, an Application in accordance with Section 2.2.

The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by the Borrower to each of the Lenders that all of the conditions specified in Section 5.2 (other than the required satisfaction of the Administrative Agent or any Lender as specified therein or as waived), exist as of that time. All of the certificates, legal opinions and other documents and papers referred to in this Section 5, unless otherwise specified, shall be delivered to the Administrative Agent at its Notice Office for the account of each of the Lenders.

SECTION 6 REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letter of Credit, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

6.1. Organization; Power and Authority. Each of the Borrower and each Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, and is duly qualified and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Borrower and each Subsidiary has the limited liability company, limited partnership or other organizational, as applicable, power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform the provisions hereof and thereof.

6.2. Power and Authority. Each of the Borrower and each Subsidiary has the requisite power and authority to execute, deliver and carry out the terms and provisions of the Transaction Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Transaction Documents to which it is a party. Each of the Borrower and each Subsidiary has duly executed and delivered each Transaction Document to which it is a party, and each such Transaction Document constitutes the legal, valid and binding obligation of such Person enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

6.3. Disclosure. No report, financial statement, certificate or other information furnished in writing by the Borrower or its Subsidiaries or their respective counsel to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

6.4. Organization and Ownership of Interests. As of the Restatement Date, Annex 6.4 contains a complete and correct list and description of the Borrower’s and each Subsidiary’s jurisdiction of organization and ownership structure. As of the Restatement Date, the Borrower has no Subsidiaries except as shown on Annex 6.4.

6.5. Financial Condition; Financial Statements.

(a) On and as of the Restatement Date, on a pro forma basis after giving effect to the transactions contemplated hereby, (x) the sum of the assets, at a fair market valuation, of the Borrower and its Subsidiaries on a consolidated basis will exceed its debts, (y) the Borrower and its Subsidiaries on a consolidated basis will not have incurred or intended to, or believes that it will, incur debts beyond its ability to pay such debts as such debts mature and (z) the Borrower and its Subsidiaries taken on a consolidated basis will have sufficient capital with which to conduct its business. For purposes of this Section 6.5, “debt” means any liability on a claim, and “claim” means (i) right to payment whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

(i) (a) The audited consolidated balance sheet of the Borrower for the fiscal years ended December 31, 2011, 2012 and 2013, and the related consolidated statement of operations, the related consolidated statement of members’ capital and the related consolidated statement of cash flows for the fiscal years ended on such dates, accompanied by an unqualified report of Ernst & Young LLP and (b) the audited consolidated balance sheet of Sharyland for the fiscal years ended December 31, 2011, 2012 and 2013, and the related consolidated statement of operations, the related consolidated statement of members’ capital and the related consolidated statement of cash flows for the fiscal years ended on such dates, were certified by an Authorized Officer of the Borrower and Sharyland, respectively, as being prepared in good faith and in accordance with GAAP, applied on a consistent basis except for any changes required by GAAP or as noted in the notes to the financial statements and, with respect to the items described in clause (a), fairly presents in all material respects the consolidated financial position of the Borrower and its Subsidiaries as of its date in accordance with GAAP, except for the absence of footnotes and subject to changes resulting from audit and normal year-end adjustments.

(ii) The unaudited consolidated financial statements of the Borrower and the unaudited consolidated financial statements of Sharyland for each fiscal quarter ended after the latest calendar year referred to in Section 5.1(i), as applicable, ended at least 45 days prior to the Restatement Date and the related unaudited consolidated statement of operations, the related consolidated statement of members’ capital and the related consolidated statement of cash flows for the corresponding period were certified by an Authorized Officer of the Borrower and Sharyland, respectively, as being prepared in good faith and in accordance with GAAP, applied on a consistent basis except for any changes required by GAAP or as noted in the notes to the financial statements and, with respect to such financial statements of the Borrower, fairly presents in all material respects the consolidated financial position of the Borrower and its Subsidiaries as of its date in accordance with GAAP, except for the absence of footnotes and subject to changes resulting from audit and normal year-end adjustments.

(iii) Since December 31, 2013, there has been no development or change that has had or could reasonably be expected to have a Material Adverse Effect.

6.6. Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by each of the Borrower and each Subsidiary of this Agreement and the other Transaction Documents to which such Person is a party, do not and will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of such Person under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or limited partnership or limited liability company agreement, or any other agreement or instrument to which such Person is bound or by which such Person or any of its properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to such Person or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to such Person, which in the case of any of the foregoing clauses (i) through (iii), individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

6.7. Governmental Authorizations, Etc. Except as set forth on Annex 6.7, no consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Borrower or any Subsidiary of this Agreement or any of the other Transaction Documents to which it is a party.

6.8. Litigation; Observance of Agreements, Statutes and Orders.

(a) There are no actions, suits, investigations or proceedings pending or, to the knowledge of any Responsible Officer of the Borrower, threatened against or affecting the Borrower or any Subsidiary or, to the knowledge of any Responsible Officer of the Borrower, any Qualified Lessee, or any of their respective property in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. The representation in this clause (a) excludes any reference to Environmental Laws or ERISA, each of which is separately addressed in this Section 6.

(b) Neither the Borrower nor any Subsidiary is in default under any term of any Material Project Document or any other agreement or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any Applicable Law, ordinance, rule or regulation (including without limitation Environmental Laws or the USA PATRIOT Act) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(c) To the knowledge of the Borrower, after due inquiry, no breach or default under any of the Material Project Documents to which it or any of its Subsidiaries is a party has occurred and is continuing, which breach or default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

6.9. Taxes. Each of the Borrower and each Subsidiary has filed all material Tax returns that are required to have been filed by it (or timely requests for extensions have been filed, have been granted and are not expired) in any jurisdiction, and has paid all Taxes shown to be due and payable by it on such returns and all other material Taxes levied upon them or their properties, assets, income or franchises, to the extent such Taxes have become due and payable and before they have become delinquent, (other than (i) the amount of which is not individually or in the aggregate material or (ii) those which are being contested in good faith by appropriate proceedings and with respect to which such Person has established adequate reserves in accordance with GAAP), except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect. The Borrower knows of no proposed tax assessment against the Borrower or any of its Subsidiaries that would, if made, have a Material Adverse Effect.

6.10. Title to Property. The Borrower and its Subsidiaries have good and sufficient title to their respective properties and assets that individually or in the aggregate are material to them, free and clear of Liens (other than Permitted Liens).

6.11. Insurance. Each of the Borrowers and each Subsidiary have all insurance coverage required by Section 7.4.

6.12. Licenses, Permits, Etc.; Leases; IP Rights. The Borrower and its Subsidiaries own or possess all governmental licenses, permits, franchises and authorizations that are necessary for the operation of their respective businesses (collectively, the “Required Permits”), without known conflict with the rights of others. The Leases listed on Annex 6.12 constitute and include all of the Leases to which the Borrower and its Subsidiaries are parties as of the Restatement Date. As of the Restatement Date, each such Lease is in full force and effect, and constitutes the legal, valid and binding obligation of each Loan Party that is a party thereto. The Borrower and its Subsidiaries own, or possess the right to use, all of the material trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are necessary for the operation of their respective businesses, without any conflict, to the knowledge of the Borrower, with the rights of any other Person, except for any IP Rights or any conflicts that, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.13. Compliance with ERISA. (a) Each Loan Party and each ERISA Affiliate has operated and administered each Plan in compliance with the terms of the Plan and with all Applicable Laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither any Loan Party nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code applicable to employee benefit plans (as defined in section 3 of ERISA) and there has been no “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975(c) of the Code) or violation of the fiduciary responsibility rules with respect to any Plan or that has resulted or could reasonably be expected to result in a Material Adverse Effect, and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by any Loan Party or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of any Loan Party or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions of the Code or to Sections 401(a)(29), 412 or 430(k) of the Code or Section 4068 of ERISA, and no liability to the PBGC (other than required premium payments), the IRS, any Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by any Loan Party or any of their ERISA Affiliates, other than such liabilities or Liens as would not be individually or in the aggregate reasonably be expected to result in a Material Adverse Effect.

(b) The present value of the aggregate benefit liabilities under each Plan (other than a Multiemployer Plan) (determined in accordance with Section 430 of the Code and the Treasury Regulations promulgated thereunder as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report) did not exceed the aggregate actuarial value of assets as determined in accordance with Section 430(g)(3) of the Code (and the Treasury Regulations promulgated thereunder) under each such Plan by an amount that could reasonably be expected to result in a Material Adverse Effect.

(c) No Loan Party or any ERISA Affiliate has incurred Withdrawal Liabilities (and is not subject to contingent Withdrawal Liabilities) of ERISA in respect of Multiemployer Plans that individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect. Neither any Loan Party nor any of its ERISA Affiliates has failed to make by its due date any required contribution to a Multiemployer Plan or received notice that any Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Section 4245 of ERISA), in reorganization (within the meaning of Section 4241 of ERISA), or in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA).

(d) The expected postretirement benefit obligation (determined as of the last day of the Borrower’s most recently ended calendar year in accordance with ASC Topic 715-60, without regard to liabilities attributable to continuation coverage mandated by Section 4980B of the Code) of the Borrower is not material to it.

6.14. Intentionally omitted.

6.15. Intentionally Omitted.

6.16. Foreign Assets Control Regulations, Etc.

(a) The use of the proceeds from the Loans hereunder will not violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(b) None of the Borrower, the Subsidiaries or, to the knowledge of any Responsible Officer of the Borrower, any Qualified Lessee: (i) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (ii) engages in any dealings or transactions with any such Person. The Borrower, the Subsidiaries and, to the knowledge of any Responsible Officer of the Borrower, the Qualified Lessees are in compliance, in all material respects, with the USA PATRIOT Act applicable to them.

(c) No part of the proceeds from the Loans hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Borrower and each other Loan Party.

6.17. Status under Certain Statutes.

(a) No Loan Party is, or is required to be registered as, an “investment company” under the Investment Company Act of 1940 (the “ICA”), as amended.

(b) The Borrower is not a “public utility” under the FPA and the regulations of FERC thereunder. The execution, delivery and performance of the Borrower’s obligations under the Credit Documents requires no authorization of approval by, or notice to, and is not subject to the jurisdiction of, FERC under the FPA.

(c) Sharyland and the holding company system of which it is a part have obtained a waiver of the requirements of 18 CFR 366.21, 366.22 and 366.23 (FERC Docket Nos. PH06-59-000 & PH10-18-000), but are subject to the FERC regulations relating to regulatory access to books and records. Sharyland and the holding company system of which it is a part have filed a notice of holding company status under FERC Docket No. HC06-1-000 and a revised notice of holding company status under FERC Docket No. HC10-1-000. Under FERC’s currently effective regulations, the Borrower will be deemed not to be a “public-utility company” and as a result Holdings is not a “holding company” under PUHCA.

(d) The Borrower is subject to regulation as an “electric utility” by the Public Utility Commission of Texas. The execution, delivery and performance of the Borrower’s obligations under the Financing Documents requires no authorization or approval by, or notice to, the Public Utility Commission of Texas or under the Public Utility Regulatory Act of Texas other than those that have been obtained.

(e) Solely by virtue of the execution, delivery and performance of the Credit Documents to which it is a party, the Administrative Agent or any Lender will not become subject to any of the provisions of the FPA, PUHCA (based on FERC’s currently effective definitions under PUHCA) or the Public Utility Regulatory Act of Texas, or to regulation under any such statute.

(f) The Borrower does not own, operate or control any electrical generating, transmitting or distribution facility, or effect or control any sale of electricity, outside of the ERCOT balancing area authority except (i) as permitted by FERC, as set forth in its declaratory order issued in Docket no. EL07-93-000 or (ii) interconnected transmission or distribution assets or systems located substantially in the State of Texas or deriving a majority of their revenue from customers within the State of Texas.

6.18. Environmental Matters.

(a) The Borrower has no knowledge of any claims nor has it received any notice of any claim, and no proceeding has been instituted raising any claim against the Borrower or any Subsidiary or any of their real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(b) The Borrower has no knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by the Borrower or any Subsidiary or to other assets or its use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(c) Neither the Borrower nor any Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them and has not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect; and

(d) All buildings on all real properties now owned, leased or operated by the Borrower or any of the Subsidiaries are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

6.19. Force Majeure Events; Employees. None of the assets of the Borrower or the Subsidiaries, including the System, has suffered any Force Majeure Event that is continuing. Neither the Borrower nor any Subsidiary has any employees.

6.20. Collateral. As of the Restatement Date, (i) the security interests in the UCC Collateral granted to the Collateral Agent (for the benefit of the Secured Parties): (a) constitute, as to such Collateral, a valid security interest and Lien under the New York UCC, and (b) constitute first priority Liens on such Collateral described in the Security Documents, subject to no Liens other than Permitted Liens and the rights of holders of Permitted Secured Indebtedness in compliance with the Collateral Agency Agreement, (ii) all action as is required pursuant to the Security Documents has been taken to establish and perfect the Collateral Agent’s rights in and to, and the first priority of its Lien (subject to Permitted Liens) on, the Collateral as set forth in the immediately preceding clause (i), including any recording, filing, registration, delivery to the Collateral Agent, giving of notice or other similar action, and (iii) the Deeds of Trust create in favor of the Trustee named therein, for the benefit of the Collateral Agent and the other Secured Parties, a valid security interest and first priority Lien in all the Borrower’s right, title and interest in and to the real property subject thereto and the proceeds thereof, subject to no Liens other than Permitted Liens and the rights of holders of Permitted Secured Indebtedness in compliance with the Collateral Agency Agreement.

6.21. Collateral Agency Agreement. Each of this Agreement and each other Credit Document is a “Financing Agreement”, as such term is defined in the Collateral Agency Agreement. All of the obligations of the Borrower hereunder and under the other Credit Documents are “Obligations”, as such term is defined in the Collateral Agency Agreement, and “Permitted Secured Indebtedness”, as such term is defined in the Collateral Agency Agreement.

6.22. Margin Regulations. The Borrower is not engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System of the United States), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets of the Borrower and its Subsidiaries on a consolidated basis subject to the provisions of Section 8.5 or Section 8.10 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 9(i) will be margin stock.

6.23. OFAC. None of the Borrower or any of its Subsidiaries, or any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity currently the subject of any Sanctions, nor is the Borrower or any of its Subsidiaries located, organized or resident in a Designated Jurisdiction.

SECTION 7 AFFIRMATIVE COVENANTS.

The Borrower covenants and agrees that until the Commitments have terminated, no Letters of Credit or Promissory Notes are outstanding and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations under the Credit Documents (other than contingent obligations (including indemnification obligations) for which no claims have been made) incurred hereunder, are paid in full:

7.1. Information Covenants. The Borrower will furnish to the Administrative Agent (on behalf of each Lender):

(a) Annual Financial Statements. Within 90 days after the close of each fiscal year of the Borrower and each Qualified Lessee (other than a Consolidated Qualified Lessee), as applicable, the consolidated balance sheet of the Borrower and its Subsidiaries and each such Qualified Lessee, as the case may be (in each case, with a separately scheduled consolidating balance sheet and income statement for each Project Finance Subsidiary), as at the end of such fiscal year, the related consolidated statement of operations, the related consolidated statement of members’ capital and the related consolidated statement of cash flows for such fiscal year, in each case setting forth comparative consolidated figures for the preceding fiscal year, and, other than the separately scheduled consolidating balance sheet and income statement of each Project Finance Subsidiary, examined by independent certified public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit and as to the status of the Borrower or any of its Subsidiaries or such Qualified Lessees, as applicable, as a going concern, together with a certificate of such accounting firm stating that in the course of its regular audit of the business of the Borrower or such Qualified Lessees, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge of any Default or Event of Default which has occurred and is continuing or, if in the opinion of such accounting firm such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof (which certificate may be limited to the extent required by accounting rules or guidelines).

(b) Quarterly Financial Statements. As soon as available and in any event within 45 days after the close of each of the first three quarterly accounting periods in each fiscal year, the consolidated balance sheet of the Borrower and its Subsidiaries and each Qualified Lessee (other than a Consolidated Qualified Lessee), as the case may be (in each case, with a separately scheduled supplemental consolidating balance sheet and income statement for each Project Finance Subsidiary), as at the end of such quarterly period, the related consolidated statement of operations, the related consolidated statement of members’ capital and the related consolidated statement of cash flows for such quarterly period, and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and in each case setting forth comparative consolidated figures for the related periods in the prior fiscal year, all of which shall be certified by the chief financial officer, controller, chief accounting officer or other Authorized Officer of the Borrower or such Qualified Lessee, as applicable, except for the absence of footnotes and subject to changes resulting from audit and normal year-end audit adjustments.

(c) Annual Budgets. As soon as available and in any event within 30 days after the close of each fiscal year of the Borrower and each Qualified Lessee (other than a Consolidated Qualified Lessee), as the case may be, the annual budget of the Borrower and its Subsidiaries and each such Qualified Lessee, as applicable, which shall include details on capital expenditures to be made by the Borrower and its Subsidiaries and each such Qualified Lessee, as applicable, in the next twelve months.

(d) Management Discussion and Analysis. Within 45 days after the close of each of the first three fiscal quarters in each fiscal year, a management discussion and analysis of each of each Qualified Lessee’s (other than a Consolidated Qualified Lessee) and the Borrower’s consolidated performance for that fiscal quarter and a comparison of performance for that financial quarter to the corresponding fiscal quarter of the previous fiscal year (in form and substance reasonably acceptable to the Administrative Agent, which shall not be unacceptable solely because it does not contain all of the information required to be included in unaudited interim financial statements by Item 303 of Regulation S-K of the Securities Act of 1933, as amended). Within 90 days after the close of each fiscal year, a management discussion and analysis of each of each such Qualified Lessee’s and the Borrower’s consolidated performance for that fiscal year and a comparison of performance for that fiscal year to the prior year.

All such financial statements delivered pursuant to paragraphs (a) and (b) above shall present fairly in all material respects in accordance with GAAP the consolidated financial condition of such Qualified Lessees or the Borrower and their respective consolidated Subsidiaries, as applicable, as at the applicable dates, and the consolidated results of their operations, their changes in equity (deficit) and their consolidated cash flows for the periods reflected therein, and shall be prepared in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

(e) Officer’s Certificates. At the time of the delivery of the financial statements provided for in Section 7.1(a) and (b), a certificate of the Senior Financial Officer of each Qualified Lessee (other than a Consolidated Qualified Lessee) or of the Borrower, as applicable, substantially in the form of Exhibit D, to the effect that no Default or Event of Default has occurred and is continuing (or in the case of each such Qualified Lessees, no default or event of default has occurred and is continuing under any Leases to which it is a party, which default or event of default constitutes an Event of Default pursuant to Section 9(f)) or, if any Default or Event of Default has occurred and is continuing (or in the case of each such Qualified Lessees, any default or event of default has occurred and is continuing under any Leases to which it is a party, which default or event of default constitutes an Event of Default pursuant to Section 9(f)), specifying the nature and extent thereof, which certificate shall set forth the calculations required to establish whether the Borrower and its Subsidiaries were in compliance with the provisions of Section 7.11 as at the end of such fiscal period or year, as the case may be. Each such certificate shall also include a list of deposit accounts and securities accounts held by any Loan Party.

(f) Notice of Default or Litigation. Promptly, and in any event within five Business Days after a Responsible Officer of the Borrower or any of its Subsidiaries obtains knowledge thereof, notice of (v) the occurrence of any event which constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower or such Subsidiary proposes to take with respect thereto, (x)(i) the commencement of or any material development in any litigation or governmental proceeding pending against the Borrower or any of its Subsidiaries in which the amount involved is $750,000 or more (other than proceedings under the Texas Public Utility Act before the Public Utility Commission of Texas or condemnation proceedings in which a Qualified Lessee, the Borrower or any of its Subsidiaries is the condemning party) or is reasonably likely to have a Material Adverse Effect on the ability of the Borrower or any Loan Party to perform its obligations hereunder or under any other Credit Document and (ii) the commencement of any proceeding under the Texas Public Utility Act before the Public Utility Commission of Texas involving the Borrower (other than proceedings that are in the ordinary course of business or that are not material) and the issuance of any final order of the Public Utility Commission of Texas with respect to such proceeding, and (y) any development or event that has had or could reasonably be expected to have a Material Adverse Effect. Promptly, and in any event within five Business Days after the Borrower receives a written notice of default under a System Lease from the applicable Qualified Lessee, a copy of such notice of default or a written notice specifying the nature and period of existence of such default and what action the Borrower is taking or proposes to take with respect thereto.

(g) Insurance Certificates. At the time of the delivery of the financial statements provided for in Section 7.1(a), the certification required to be delivered at such time pursuant to Section 7.4(b).

(h) Other Information. (i) Promptly upon transmission thereof, copies of any reportings or filings by the Borrower or any of its Subsidiaries with regulatory agencies (including the Securities and Exchange Commission or any successor thereto (the “SEC”)) but excluding the Public Utility Commission of Texas (and the Federal Energy Regulatory Commission, if applicable); provided that the Borrower shall furnish such reports or filings as the Administrative Agent may reasonably request from time to time, (ii) promptly upon their becoming available, each report and filing made by the Company to holders of other Permitted Secured Indebtedness and (iii) such other information or documents (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of the Required Lenders may reasonably request from time to time.

Documents required to be delivered pursuant to Section 7.1(a) or (b) or Section 7.1(g) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger may, but shall not be obligated to, make available to the Lenders and the Issuing Lender materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the Issuing Lender and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 12.15); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

7.2. Use of Proceeds. All proceeds of the Loans shall be used to refinance any outstanding amounts under the Original Credit Agreement and to finance the working capital needs, capital expenditures, dividends and distributions of, and for the general corporate purposes of, the Borrower and its Subsidiaries, including future acquisitions not prohibited under this Agreement, but not to fund, directly or indirectly, any Project Finance Subsidiary.

7.3. Compliance with Law. Without limiting Section 8.4, the Borrower will, and will cause its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which it is subject, including, without limitation, ERISA, the USA PATRIOT Act and Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of its properties or to the conduct of its businesses to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.4. Insurance.

(a) Maintenance of Insurance. The Borrower will maintain or cause to be maintained and will cause its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

(b) Evidence of Insurance. At the time of the delivery of the certificate required under Section 7.1(e) for financial statements provided for in Section 7.1(a) or promptly upon request by the Administrative Agent, the Borrower shall furnish the Administrative Agent and the Collateral Agent with approved certification of all required insurance. Such certification shall be executed by each insurer or by an authorized representative of each insurer where it is not practical for such insurer to execute the certificate itself. Such certification shall identify underwriters, the type of insurance, the insurance limits, and the policy term, and shall specifically list the special provisions enumerated for such insurance required by this Section 7.4. Upon request, the Borrower will promptly furnish the Administrative Agent and the Collateral Agent with copies of all insurance certificates, binders, and cover notes or other evidence of such insurance relating to the Collateral.

(c) No Duty of any Lender to Verify: No provision of this Section 7.4 or any other provision of this Agreement, any other Financing Document or any Lease shall impose on the Administrative Agent, the Collateral Agent or any Lender any duty or obligation to verify the existence or adequacy of the insurance coverage maintained by the Borrower, nor shall the Administrative Agent or the Collateral Agent nor any Lender be responsible for any representations or warranties made by or on behalf of the Borrower to any insurance company or underwriter.

7.5. Maintenance of Properties. The Borrower will and will cause its Subsidiaries to, and will use commercially reasonable efforts to cause the Qualified Lessees to, (a) maintain, preserve and protect all of its respective properties (including any such properties comprising any portion of the System) and equipment necessary in the operation of its respective business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof, except in the case of clauses (a) and (b) where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.6. Payment of Taxes and Claims. The Borrower will, and will cause each of its Subsidiaries to, file all Tax returns required to be filed by it in any jurisdiction and to pay and discharge all Taxes shown to be due and payable by it on such returns and all other Taxes imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Borrower or any Subsidiary, provided that none of the Borrower or any Subsidiary need pay any such Tax or claim if (i) the amount, applicability or validity thereof is contested by such Person on a timely basis in good faith and in appropriate proceedings, and such Person has established adequate reserves therefor in accordance with GAAP on its books or (ii) the nonpayment of all such Taxes and claims in the aggregate could not reasonably be expected to have a Material Adverse Effect.

7.7. Existence, Etc. Except as permitted under Section 8.2, the Borrower will and will cause each of its Subsidiaries at all times preserve and keep in full force and effect its respective limited liability company, corporate or limited partnership existence and all rights and franchises of the Borrower unless (other than with respect to the Borrower’s existence), in the good faith judgment of the Borrower, the termination of or failure to preserve and keep in full force and effect such limited liability company, corporate or limited partnership existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

7.8. Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, and will use commercially reasonable efforts to cause any Qualified Lessee to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over such Person. The Borrower will permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours no more than once per each calendar year, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default has occurred and is continuing the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and as often as may be reasonably desired.

7.9. Collateral; Further Assurances.

(a) The Borrower shall take all actions necessary to ensure that the Collateral Agent, on behalf of the Secured Parties (or in the case of Real Property Collateral, the Trustee named in the Deeds of Trust, for the benefit of the Collateral Agent and the other Secured Parties), has and continues to have in all relevant jurisdictions duly and validly created, attached, perfected and enforceable first-priority Liens on the Collateral constituting UCC Collateral and Real Property Collateral, in each case, to the extent required under the Security Documents (including, in accordance with clauses (c) and (d) of this Section 7.9, after-acquired Collateral), subject to no Liens other than Permitted Liens and rights of holders of Permitted Secured Indebtedness in compliance with the Collateral Agency Agreement. The Borrower shall cause the Obligations to constitute direct senior secured obligations of the Borrower and to be senior in right of payment and to rank senior in right of security (other than Permitted Liens) with respect to Collateral granted in the Security Documents to all other Indebtedness of the Borrower (other than Permitted Secured Indebtedness, with which it shall be pari passu in accordance with the terms of the Collateral Agency Agreement).

(b) Upon completion of each New Project of a Project Finance Subsidiary, the Borrower may cause any such Project Finance Subsidiary to Transfer the New Project to the Borrower and upon such Transfer, the Borrower shall take all actions necessary to ensure that (w) the New Project becomes a part of the Collateral to the extent required under the Security Documents and Section 7.9(c), subject to the first priority Lien of the Security Documents (subject to no Liens other than Permitted Liens and rights of holders of Permitted Secured Indebtedness in accordance with the Collateral Agency Agreement), (x) no Default or Event of Default occurs as a result of such Transfer, (y) the Indebtedness of the Project Finance Subsidiary is either repaid in full at the time of the Transfer or becomes Permitted Secured Indebtedness, and (z) the Project Finance Subsidiary is liquidated or merged with and into the Borrower.

(c) If, after the Restatement Date, the Borrower acquires any Real Property Collateral, the Borrower shall forthwith (and in any event, within five Business Days of such acquisition, or such longer period of time as reasonably agreed by the Administrative Agent) deliver to the Collateral Agent a fully executed mortgage or deed of trust over such real property, in form and substance substantially similar to a previously delivered Deed of Trust or otherwise satisfactory to the Required Secured Parties and the Collateral Agent, together with such surveys, environmental reports and other documents and certificates with respect to such Real Property Collateral as may be reasonably required by the Required Secured Parties. The Borrower further agrees to take all other actions necessary to create in favor of the Trustee named therein, for the benefit of the Collateral Agent and the other Secured Parties a valid and enforceable first priority Lien on such Real Property Collateral, free and clear of all Liens except for Permitted Liens and rights of holders of Permitted Secured Indebtedness in compliance with the Collateral Agency Agreement.

(d) If (A) after the Restatement Date, the Borrower acquires or creates any new Subsidiary that is a Wholly-Owned Subsidiary (other than any Foreign Subsidiary, any Project Finance Subsidiary and any other Subsidiary that is prohibited from providing a Guaranty of the Obligations by any Applicable Law), within 30 days of such creation or acquisition (or such longer time as the Administrative Agent may agree), or (B) (x) the Cross Valley Project Transfer has not occurred and CV Project Entity, L.L.C. has not obtained binding commitments for Non-Recourse Debt to finance the Cross Valley Project or (y) the Golden Spread Project Transfer has not occurred and the GS Project Entity has not obtained binding commitments for Non-Recourse Debt to finance the Golden Spread Project, in either case by January 31, 2015 (or such later date as the Administrative Agent may agree), then, in each case of the foregoing clauses (A) and (B), the Borrower shall cause such Wholly-Owned Subsidiary or such Project Finance Subsidiary, as applicable:

(i) to execute and deliver to the Administrative Agent a Subsidiary Guaranty;

(ii) to deliver to the Administrative Agent a certificate of such Wholly-Owned Subsidiary, substantially consistent with those delivered on the Restatement Date pursuant to Section 5.1(c), with appropriate insertions and attachments;

(iii) to take such actions reasonably necessary or advisable to grant to the Collateral Agent for the benefit of the Secured Parties (or in the case of Real Property Collateral, the Trustee named in the Deeds of Trust, for the benefit of the Collateral Agent and the other Secured Parties) a perfected and enforceable first-priority Lien in the Collateral to the extent required in the Security Documents with respect to such new Wholly-Owned Subsidiary, subject to no Liens other than Permitted Liens and rights of holders of Permitted Secured Indebtedness, and including the filing of UCC financing statements in such jurisdictions as may be required by such Security Documents or by law or as may be reasonably requested by the Administrative Agent;

(iv) to deliver to the Collateral Agent the stock certificates (if any) representing Capital Stock issued by such Wholly-Owned Subsidiary, together with undated stock (or other transfer) powers, in blank, executed and delivered by a duly authorized officer of the Borrower; and

(v) if reasonably requested by the Administrative Agent, to deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance reasonably satisfactory to the Administrative Agent.

(e) Subject to the provisions of this Agreement and the Security Documents, a Loan Party shall, prior to the occurrence of an Event of Default, be free to manage its deposit accounts and security accounts in its sole discretion.

7.10. Material Project Documents.

(a) The Borrower shall at all times (i) perform and observe all of the covenants under the Material Project Documents to which it is a party, (ii) take reasonable actions to enforce all of its rights thereunder, and (iii) maintain the Leases to which it or any of its Subsidiaries is a party in full force and effect, except to the extent the same could not reasonably be expected to have a Material Adverse Effect.

(b) If the term of a Lease with the Borrower or one of its Subsidiaries expires and the Qualified Lessee under such Lease has either ceased operating the related assets or has ceased paying rent as required under the applicable Lease, the Borrower shall or shall cause a Subsidiary to enter into a supplement or a new Lease with respect to the related Leasehold assets with a Qualified Lessee that provides for rent that, when combined with all other expected revenue, will, in the reasonable judgment of the Borrower, as of the commencement date of such supplement or new Lease, generate sufficient revenue to satisfy the requirements of Section 7.11(b). Notwithstanding the foregoing, if (i) such expired Lease relates to transmission and/or distribution assets that are not generating significant revenue, (ii) the failure to renew such Lease would not constitute a Material Adverse Effect and (iii) the Borrower reasonably believes it will generate sufficient revenue and hold sufficient assets (without giving effect to the Leasehold assets with respect to such Lease) to satisfy the requirements of Section 7.11, then this Section 7.10(b) will not require a supplement or new lease with respect to such Leasehold assets.

7.11. Financial Ratios.

(a) The Borrower shall at all times maintain, on a consolidated basis, a Total Debt to Capitalization Ratio of not more than 0.65 to 1.00.

(b) The Borrower shall maintain, for each period of four consecutive fiscal quarters, a Debt Service Coverage Ratio of at least 1.40 to 1.00.

SECTION 8 NEGATIVE COVENANTS. Until the Commitments have terminated, no Letters of Credit or Promissory Notes are outstanding and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations under the Credit Documents (other than contingent obligations (including indemnification obligations) for which no claims have been made) incurred hereunder, are paid in full:

8.1. Transactions with Affiliates. The Borrower will not and will not permit any Subsidiary to enter into directly or indirectly any transaction or group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate, other than, (i) transactions with Project Finance Subsidiaries as permitted by Section 7.9(b) and other transactions between or among the Borrower and one or more Subsidiaries, or any subset thereof, to the extent permitted under Sections 8.2, 8.6, 8.7, 8.10 and 8.14, (ii) any Qualified Lessee Affiliate Loan and any Indebtedness permitted under Section 8.6(d)(ii), (iii) payment of customary fees and reasonable out of pocket costs to, and indemnities for the benefit of, directors, officers and employees of the Borrower and its Subsidiaries in the ordinary course of business, (iv) transactions entered into in connection with the Cross Valley Project on or prior to the Cross Valley Project Transfer and the Golden Spread Project on or prior to the Golden Spread Project Transfer, (v) ROFO Transfers, and (vi) upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would be obtained in a comparable arms-length transaction with a Person not an Affiliate; provided that any transaction will be deemed to meet the requirements of this clause (vi) if, (x) prior to a Qualifying IPO, such transaction is on terms approved by the holders of a majority of the Capital Stock of InfraREIT held by Persons who do not have a separate material interest in such transaction other than by virtue of their ownership of such Capital Stock, or by a majority of the directors nominated by such Persons, and (y) upon the completion of a Qualifying IPO and thereafter, such transaction is on terms approved by a majority of the board of directors (or comparable governing body) of InfraREIT or an Affiliate thereof who are “independent” (as such term is defined pursuant to the rules of the primary exchange on which the Capital Stock is listed for trading), or a majority of the “independent” members of a committee of any such board of directors (or comparable governing body).

8.2. Merger, Consolidation, etc. The Borrower will not nor will it cause or permit any of its Subsidiaries to consolidate with or merge with any other Person or Transfer all or substantially all of its assets in a single transaction or series of transactions to any Person, except (i) pursuant to the System Leases or any other Lease, (ii) as permitted pursuant to Section 7.9(b), (iii) that so long as both before and after giving effect to such merger or consolidation or Transfer of all or substantially all of its assets no Default or Event of Default exists, the Borrower or any Subsidiary may merge or consolidate with another Person, and the Borrower or any Subsidiary may Transfer all or substantially all of its assets to another Person, so long as, after giving effect to such merger or consolidation, or such Transfer of all or substantially all of its assets, (A) with respect to any merger or consolidation to which the Borrower is a party, the Borrower shall be the surviving entity, (B) with respect to any merger or consolidation to which a Subsidiary is a party but the Borrower is not, a Subsidiary (other than a Project Finance Subsidiary) shall be the surviving entity and (C) with respect to any Transfer of all or substantially all of its assets by the Borrower or a Subsidiary, the Borrower or another Subsidiary (other than a Project Finance Subsidiary) shall be the transferee or lessee of such assets (except to the extent permitted by clauses (i) and (ii) of this Section 8.2), or (iv) the FERC Merger.

8.3. Line of Business. The Borrower will not and will not permit any Subsidiary to engage in any business if, as a result, the general nature of the business in which the Borrower and its Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the transmission and distribution of electric power and the provision of ancillary services.

8.4. Terrorism Sanctions Regulations. The Borrower will not and will not permit any Subsidiary to, and will use commercially reasonable efforts not to permit any Qualified Lessee to (a) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti–Terrorism Order or (b) engage in any dealings or transactions with any such Person. The Borrower will not directly or indirectly, use the proceeds of any Loans hereunder, or lend, contribute or otherwise make available such proceeds to the parent of the Borrower or any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, the Arranger, Administrative Agent, Issuing Lender, or otherwise) of Sanctions.

8.5. Liens. The Borrower will not, nor will it cause or permit any Subsidiary to, directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to the Collateral or any other property of the Borrower or such Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom, or assign or otherwise convey any right to receive income or profits, or on any other asset now owned or hereafter acquired by the Borrower or such Subsidiary, except (each, a “Permitted Lien”):

(a) solely in the case of any Borrower Party, Liens created or permitted by the Credit Documents, 2010 Financing Documents or the 2009 Financing Documents on the assets of such Borrower Party; and

(b) (i) solely in the case of a Project Finance Subsidiary, Liens on assets owned by that Project Finance Subsidiary and (ii) Liens on the Capital Stock in that Project Finance Subsidiary to secure its Non-Recourse Debt;

(c) [Reserved]

(d) Liens for Taxes which are not yet due and payable or the payment of which is not at the time required by Section 7.6;

(e) any attachment or judgment Lien, unless such attachment or judgment Lien constitutes an Event of Default under Section 9(l);

(f) Liens existing on the date of this Agreement set forth in Annex 8.5 hereto;

(g) Liens of a lessor of equipment to the Borrower or any Subsidiary on such lessor’s leased equipment (but excluding equipment leased pursuant to a Capital Lease), including any of the foregoing which is evidenced by a protective UCC filing;

(h) Mechanics’, warehousemen’s, carriers’, workers’, repairers’, landlords’, and other similar liens arising or incurred in the ordinary course of business and (i) which do not in the aggregate materially detract from the value of property or assets subject to such Liens or materially impair the continued use thereof in the operation of the business or (ii) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or asset subject to such Liens, or other Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, trade contracts, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money);

(i) zoning, entitlement, restriction, and other land use and environmental regulations by Governmental Authorities and encroachments, easements, rights of way, covenants, restrictions or agreements which do not materially interfere with the continued use of any asset as currently used in the conduct of the business;

(j) any encumbrances set forth in any franchise or governing ordinance under which any portion of the business is conducted which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(k) all rights of condemnation, eminent domain, or other similar right of any Person

(l) any interest of title of a lessor under leases; and

(m) Liens securing Permitted Secured Indebtedness.

8.6. Indebtedness. The Borrower will not, and will not cause or permit any Subsidiary to incur any Indebtedness and will use commercially reasonable efforts not to permit any Qualified Lessee (other than Qualified Lessees (1) with an Investment Grade Credit Rating or (2) whose obligations under the applicable Leases have been Guaranteed by an entity with an Investment Grade Credit Rating) or Subsidiaries of Specified Qualified Lessees to incur Indebtedness for borrowed money, in each case except the following Indebtedness, which may be incurred subject to the requirements of the last paragraph of this section:

(a) Indebtedness evidenced by the Credit Documents, the 2010 Financing Documents and the 2009 Financing Documents;

(b) Indebtedness of the Borrower (i) that is not related to, and does not support, Non-Recourse Debt of a Project Finance Subsidiary and (ii) if incurred, would not result in a breach of Section 7.11; provided that, if the Indebtedness is proposed to be secured by any of the Collateral, then at least five Business Days (or such shorter period reasonably agreed by the Administrative Agent) prior to the incurrence of such Indebtedness, the Borrower shall (x) notify the Administrative Agent of its intent to incur such Indebtedness, which notice shall set forth in reasonable detail (A) the amount and proposed economic terms of such Indebtedness, (B) by type of lender or purchaser and (C) the proposed collateral for such Indebtedness (which proposed collateral may include any or all of the Collateral) and (y) deliver to the Collateral Agent and the Administrative Agent an executed joinder agreement substantially in the form of Exhibit A attached to the Collateral Agency Agreement pursuant to which all the proposed holders of such Indebtedness have become party to the Collateral Agency Agreement;

(c) (i) Non-Recourse Debt incurred by a Project Finance Subsidiary of the Borrower (including Non-Recourse Debt incurred by such Project Finance Subsidiary prior to being acquired by the Borrower or a Subsidiary) to fund a New Project, (ii) any Indebtedness in the form of a pledge of Capital Stock in a Project Finance Subsidiary as security for Non-Recourse Debt of such Project Finance Subsidiary and (iii) Indebtedness of a Subsidiary (other than a Project Finance Subsidiary of the Borrower) owed to the Borrower;

(d) Indebtedness of any such Qualified Lessee (i) in an aggregate principal amount for such Qualified Lessee of up to the greater of (A) $5,000,000 and (B) an amount equal to 1% of the sum of, without duplication, (x) the total amount of the Consolidated Net Plant of such Qualified Lessee, plus (y) the total amount of the Consolidated Net Plant of any guarantor(s) of such Qualified Lessee’s obligations under the applicable Leases, plus (z) the total amount of Leased Consolidated Net Plant, in each case on a senior secured basis and (ii) in an aggregate principal amount for such Qualified Lessee of up to the greater of (A) $10,000,000 and (B) an amount equal to 1.5% of the sum of, without duplication, (x) the total amount of the Consolidated Net Plant of such Qualified Lessee, plus (y) the total amount of the Consolidated Net Plant of any guarantor(s) of such Qualified Lessee’s obligations under the applicable Leases, plus (z) the total amount of Leased Consolidated Net Plant, in each case on an unsecured subordinated basis on terms substantially similar to the terms set forth on Exhibit G, to the extent allowed under the Leases to which such Qualified Lessee is a party as a lessee or tenant thereunder; provided, that for purposes of this clause (d), all Consolidated Qualified Lessees will be treated as one Qualified Lessee;

(e) Indebtedness of the Borrower to any of its Subsidiaries (other than a Project Finance Subsidiary), which by its terms is expressly subordinated to the Obligations, and Indebtedness of any Subsidiary (other than a Project Finance Subsidiary) to the Borrower or any other Subsidiary of the Borrower (other than a Project Finance Subsidiary) not to exceed $5,000,000 at any one time outstanding and in each case to have a maturity date of less than one year;

(f) Qualified Lessees may also incur Indebtedness associated with Qualified Lessee Affiliate Loans; and

(g) Indebtedness of Subsidiaries of Specified Qualified Lessees incurred in an aggregate principal amount for each such Specified Qualified Lessee of up to the product of (x) such Specified Qualified Lessee’s Consolidated Net Plant (derived from its most recently prepared consolidated balance sheet, prepared in accordance with GAAP but adjusted to reverse the effects of failed sale-leaseback accounting in a manner reasonably determined by such Specified Qualified Lessee in good faith) multiplied by (y) the lesser of (A) the sum of such Specified Qualified Lessee’s then-current PUCT-regulated debt-to-equity ratio (expressed as a percentage) and 5% or (B) 65%; provided, that such Indebtedness must be Non-Recourse Debt to such Specified Qualified Lessee.

Indebtedness may be incurred under this Section 8.6 only if no Default or Event of Default is, or as a result of such incurrence would be, existing.

8.7. Loans, Advances, Investments and Contingent Liabilities. The Borrower will not make or permit to remain outstanding any loan or advance to, or extend credit other than credit extended in the ordinary course of business to any Person, or own, purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person (collectively, “Investments”), or commit to do any of the foregoing, except (a) Permitted Investments, (b) ownership, purchase, and acquisition of equity interests in and capital contributions to Project Finance Subsidiaries and Wholly-Owned Subsidiaries, (c) loans, advances and extensions of credit to Wholly-Owned Subsidiaries (other than Project Finance Subsidiaries), (d) any Qualified Lessee Affiliate Loan or (e) Investments made in connection with the Cross Valley Project and the Golden Spread Project prior to the Cross Valley Project Transfer and the Golden Spread Project Transfer and (f) the ROFO Transfers.

8.8. No Subsidiaries. The Borrower shall have no subsidiaries other than Project Finance Subsidiaries and Wholly-Owned Subsidiaries.

8.9. Restricted Payments. The Borrower will not, directly or indirectly, make or declare any Distribution unless there does not exist and, after giving effect to the proposed Distribution, there will not exist, a Default or an Event of Default.

The Borrower shall deliver to the Administrative Agent and the Collateral Agent before a Distribution is made a certificate of a Responsible Officer of the Borrower stating that the foregoing condition has been satisfied and, if requested, providing supporting data and calculations.

8.10. Sale of Assets, etc. The Borrower will not, nor will it cause or permit any Subsidiary to, Transfer, or agree or otherwise commit to Transfer, any of its assets with a fair market value of greater than $15,000,000, in the aggregate during the term of this Agreement, (“Asset Sale”) except;

(a) the Borrower or a Subsidiary shall lease Systems or other transmission and distribution assets and related assets pursuant to a Lease to which the Borrower or a Subsidiary thereof is a party;

(b) (i) each Project Finance Subsidiary of the Borrower may Transfer its assets to the Borrower or its Wholly-Owned Subsidiaries in accordance with Section 7.9(b); and (ii) the Borrower may Transfer, or suffer the Transfer of, its ownership interests in a Project Finance Subsidiary and such Project Finance Subsidiary may Transfer, or suffer the Transfer of its assets, in each case in connection with and pursuant to the exercise of remedies under the documentation governing Non-Recourse Debt incurred by such Project Finance Subsidiary;

(c) Asset Sales (i) among the Borrower and Subsidiary Guarantors (or a subset thereof), (ii) among Subsidiaries that are not Subsidiary Guarantors and (iii) from Subsidiaries to the Borrower or a Subsidiary Guarantor;

(d) in connection with an acquisition that is not prohibited under this Agreement, (i) Asset Sales of operating assets and related assets to a Qualified Lessee and (ii) Asset Sales that are not electric transmission or distribution assets, in each case (x) which are, in the aggregate, not material in relation to the assets acquired and (y) upon fair and reasonable terms no less favorable to such Person than would be obtained in a comparable arms-length transaction with a Person not an Affiliate;

(e) Permitted Liens;

(f) Investments permitted by Section 8.7, transactions permitted by Section 8.2 and Distributions permitted by Section 8.9;

(g) Asset Sales made in connection with the Cross Valley Project Transfer and the Golden Spread Project Transfer;

(h) ROFO Transfers; and

(i) Asset Sales of assets that are obsolete or no longer used or useful in such Person’s business.

8.11. Sale or Discount of Receivables. The Borrower will not nor will it cause or permit any Subsidiary to sell with recourse, or discount or otherwise sell for less than the face value thereof, any of its notes or accounts receivable.

8.12. Amendments to Organizational Documents. The Borrower will not nor will it cause or permit any of its Subsidiaries to, and shall use commercially reasonable efforts not to permit any Qualified Lessee or any of its Subsidiaries to, amend, supplement, terminate, replace or waive any provision of its operating agreement or other organization documents after the Restatement Date. Notwithstanding, this Section 8.12, the Borrower, its Subsidiaries, any Qualified Lessee and its Subsidiaries may, without the consent of the Administrative Agent, amend their respective operating agreement or similar organizational documents as may be required to facilitate or implement any of the following:

(a) reflect (i) the contribution of any new capital or additional capital by new or existing members or partners of such Person, (ii) the addition of new members or partners of such Person, or (iii) any adjustment, termination, reduction or redemption of equity interests of its members or partners or the issuance of additional equity interests in such Person; provided, that after giving effect to any such changes, no Event of Default would exist under Sections 8.8, 9.1(n) or 9.1(o);

(b) to reflect a change that does not adversely affect TDC, the Administrative Agent or the Lenders in any material respect, or to cure any ambiguity, or correct or supplement any provision, not inconsistent with law or with the provisions of this Agreement;

(c) to satisfy any requirements, conditions, or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law;

(d) to take actions to avoid any material adverse consequences to such Person as a result of any change in law or interpretation of law applicable to a Person subject to regulation by the PUCT and FERC; and

(e) to effect the dissolution, liquidation, merger, or consolidation of any Person that is otherwise not prohibited under this Agreement.

The Borrower will provide prompt notice to the Administrative Agent upon taking any such action under the foregoing sentence of this Section 8.12.

8.13. Sale and Lease-Back. Except for the System Leases, the CREZ Lease and any other Lease, the Borrower will not, nor will it cause or permit any Subsidiary to, enter into any arrangement providing for the leasing by the Borrower or any Subsidiary of real or personal property which has been or is to be Transferred by the Borrower or such Subsidiary to a lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property or rental obligations of the Borrower or any Subsidiary.

8.14. ERISA Compliance.

(a) Relationship of Vested Benefits to Plan Assets. No Loan Party or ERISA Affiliate will permit any Plan to be “at risk” within the meaning of Section 303 of ERISA to the extent such action could reasonably be expected to result in a Material Adverse Effect. The Loan Parties and their ERISA Affiliates will not incur Withdrawal Liabilities (and will not become subject to contingent Withdrawal Liabilities) in respect of Multiemployer Plans that individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect.

(b) Valuations. For the purposes of clause (a) above, all assumptions and methods used to determine the actuarial valuation of vested and unvested employee benefits under any Plan at any time maintained by a Loan Party or any ERISA Affiliate and the present value of assets of any such Plan shall be reasonably consistent with those determinations made for purposes of Section 6.13 and shall comply with all requirements of law.

(c) Prohibited Actions. Neither the Loan Parties nor any ERISA Affiliate, nor any Plan at any time maintained by any Loan Party or ERISA Affiliate, will:

(i) engage in any action that could reasonably be expected to cause any transaction contemplated hereunder to result in a non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975(c) of the Code);

(ii) fail to meet the minimum funding standards of Section 302 of ERISA or Sections 412 and 430 of the Code, or seek or obtain a waiver thereof, or fail to make any required contribution to a Multiemployer Plan; or

(iii) terminate any such Plan in a manner which could result in the imposition of a Lien on the Property of the Borrower or any other Loan Party or ERISA Affiliate pursuant to Section 4068 of ERISA that could reasonably be expected to result in a Material Adverse Effect.

8.15. No Margin Stock. Anything herein contained to the contrary notwithstanding, the Borrower will not, nor will it permit any Subsidiary to, make or authorize any investment in, or otherwise purchase or carry, any margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System of the United States) that violates the provisions, or for any purpose that violates the provisions, of Regulation U of the Board of Governors of the Federal Reserve System of the United States.

8.16. Material Project Documents.

(a) The Borrower will not, and will not permit any Subsidiary to, amend, modify, supplement, replace, terminate or waive any provision of any Lease (other than an Immaterial Lease) to which the Borrower or such Subsidiary is party, or consent to any amendment, modification, supplement, replacement, termination or waiver of any such Lease (other than an Immaterial Lease), other than (x) the Approved Lease Amendments, (y) amendments, modifications, supplements, replacements or waivers that do not cause such Lease (or its replacement) to be less favorable to the Borrower, taken as a whole, in any material respect and (z) terminations of any such Lease if the Borrower or such Subsidiary enters into a replacement Lease within 90 days of such termination, so long as (A) such replacement Lease contains then-prevailing market terms and (B) the Borrower reasonably believes that it will be in compliance with Section 7.11 as of the commencement date of such replacement Lease.

(b) The Borrower shall use commercially reasonable efforts to ensure that no Specified Qualified Lessee enters into any lease of transmission or distribution facilities other than (i) the Leases (including maintaining or entering into new Leases or replacement Leases and amending or modifying Leases to the extent not prohibited under this Agreement) and (ii) any other leases consented to by Required Lenders.

8.17. Regulation.

(a) The Borrower shall not be or become, and shall use commercially reasonable efforts not to permit any Specified Qualified Lessee to be or become, subject to FERC jurisdiction as a public utility under the FPA; provided, however, that the Borrower shall not be in default of the forgoing negative covenant if the Borrower or any Specified Qualified Lessee becomes subject to FERC jurisdiction under the FPA solely as a result of a change to the FPA or in FERC’s interpretation thereof or regulations thereunder, if the Borrower or any Specified Qualified Lessee takes all necessary actions to comply with applicable FERC requirements and the operation of the System is uninterrupted; and

(b) The Borrower shall not, and shall use commercially reasonable efforts to cause any Specified Qualified Lessee not to, violate in any material respect any regulation or order of the Public Utility Commission of Texas applicable to it.

(c) None of the Borrower nor any Specified Qualified Lessee shall own, operate or control any electrical generating, transmitting or distribution facility, nor effect or control any sale of electricity, outside of the ERCOT balancing area authority except (i) as permitted by FERC, as set forth in its declaratory order issued in Docket no. EL07-93-000 or (ii) interconnected transmission or distribution assets or systems located substantially in the State of Texas or deriving a majority of their revenue from customers within the State of Texas.

8.18. Swaps. The Borrower will not, nor will it permit any Subsidiary (other than Project Finance Subsidiaries of the Borrower) to, enter into any Swap Contracts, except that the Borrower may enter into Swap Contracts solely to hedge interest rate risk and not for speculative purposes.

8.19. Additional Financial Covenants. If the Borrower shall at any time enter into one or more agreements pursuant to which Indebtedness in an aggregate principal amount greater than $25,000,000 shall be outstanding and such agreement contains one or more financial covenants which are more restrictive on the Borrower and its Subsidiaries than the financial covenants contained in Section 7.11 of this Agreement, then such more restrictive financial covenants and any related definitions (the “Additional Financial Covenants”) shall automatically be deemed to be incorporated into Section 7.11 of this Agreement by reference from the time such other agreement becomes binding upon the Borrower until such time as such other Indebtedness is repaid in full and all commitments related thereto are terminated; provided, that if at the time of any such repayment or the termination of any such commitment a Default or Event of Default shall exist under this Agreement, then such Additional Financial Covenants shall continue in full force and effect under this Agreement so long as such Default or Event of Default continues to exist. So long as such Additional Financial Covenants shall be in effect, no modification or waiver of such Additional Financial Covenants shall be effective unless the Required Lenders shall have consented thereto pursuant to Section 12.12 hereof. Promptly but in no event more than 5 Business Days following the execution of any agreement providing for Additional Financial Covenants, the Borrower shall furnish Administrative Agent with a copy of such agreement. Upon written request of the Required Lenders, the Borrower will enter into an amendment to this Agreement pursuant to which this Agreement will be formally amended to incorporate the Additional Financial Covenants on the terms set forth herein.

8.20. Burdensome Agreements. The Borrower will not enter into or permit any Subsidiary Guarantor or Subsidiary of a Subsidiary Guarantor to enter into any Contractual Obligation that limits the right (a) of such Subsidiary to make Distributions to the Borrower or any Subsidiary Guarantor or to otherwise transfer property to the Borrower or any Subsidiary Guarantor, (b) of any Subsidiary of the Borrower to guarantee the Indebtedness of the Borrower or (c) of the Borrower or any Subsidiary Guarantor to create, incur, assume or suffer to exist Liens on property of such Person, in each case except for (i) restrictions arising under Applicable Law, (ii) customary restrictions and conditions contained in any agreement relating to the sale or other disposition of assets not prohibited under this Agreement pending the consummation of such sale or other disposition, (iii) this Agreement, the other Credit Documents, Permitted Liens (other than Liens permitted under Section 8.5(l)), any document or instrument evidencing or granting any such Permitted Liens and the agreements listed on Annex 8.20; (iv) any Contractual Obligation relating to Indebtedness permitted pursuant to Section 8.6 (including Liens permitted pursuant to Section 8.5) to the extent, in the good faith judgment of the Borrower, such limitations and requirements described in clauses (a), (b) or (c) above (x) are on customary market terms for Indebtedness of such type at the time entered into, so long as the Borrower has determined in good faith that such restrictions would not reasonably be expected to impair in any material respect the ability of the Loan Parties to meet their ongoing payment obligations under the Credit Documents, or (y) are not materially more restrictive, taken as a whole with respect to the Borrower and the Subsidiaries than the restrictions in the Credit Documents, (v) with respect to clause (c), any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 8.6(c) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness and (vi) non-assignment provisions in franchise agreements, licenses, easements, leases, indemnities or other agreements (other than any System Leases).

SECTION 9 EVENTS OF DEFAULT.

If any of the following conditions or events (each, an “Event of Default”) shall occur and be continuing:

(a) the Borrower defaults in the payment of any principal on any Unpaid Drawing, Loan or Promissory Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b) the Borrower defaults in the payment of any interest on any Unpaid Drawing, Loan or Promissory Note, fees or other amounts for more than five days after the same becomes due and payable; or

(c) the Borrower defaults in the performance of or compliance with any term contained in Section 7.1(f), Section 7.11 or Section 8; or

(d) the Borrower defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 9(a), (b) and (c)) or in any other Credit Document (other than those referred to in another paragraph of this Section 9) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Borrower receiving written notice of such default from the Collateral Agent or Administrative Agent (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 9(d)); or

(e) any representation or warranty made in writing by or on behalf of the Borrower or by any officer of the Borrower in this Agreement or any other Transaction Document or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or

(f) with respect to any Lease to which the Borrower or a Subsidiary thereof is a party (other than Immaterial Leases), (i) any such Lease is declared to be null and void or is otherwise unenforceable, or any party thereto claims that any such agreement is unenforceable (unless, within 90 days after such declaration or claim, replaced by a Lease that complies with the provisions of Section 8.16), (ii) one or more payment defaults in an amount in excess of $10,000,000 in the aggregate occurs across all such Leases, after giving effect to any cure periods specified therefor or (iii) any default or event of default (other than those referred to in clause (i) or (ii) of this Section 9.01(f)) occurs under any such Lease that could reasonably be expected to have a Material Adverse Effect and such failure continues for more than 90 days; or

(g) (i) the Certificate of Convenience and Necessity (#30192, #30026, #30114 and #30191) issued or transferred by the Public Utility Commission of Texas to Sharyland and, prior to the FERC Merger, the FERC Operator, is terminated without being timely replaced, revoked or otherwise is not in effect; or (ii) except as could not reasonably be expected to result in a Material Adverse Effect, any other Required Permit is terminated without being timely replaced (if such terminated Permit continues to be a Required Permit), revoked or otherwise is not in effect; provided, however, that the termination without immediate renewal of any franchise agreement pursuant to which the Qualified Lessee operating the applicable portion of the System is authorized to operate the System and collect fees for services shall not constitute an Event of Default if the parties to the franchise agreement continue to perform in accordance with the terms of such agreement notwithstanding the termination; or

(h) any Security Document or any other security document entered into pursuant to Section 7.9 ceases to give the Collateral Agent perfected first priority Liens (subject to Permitted Liens) purported to be created thereby in a material portion of the Collateral, taken as a whole, for any reason other than as expressly permitted hereunder or thereunder (including by amendment, waiver and/or consent granted in accordance with the terms hereunder or thereunder) or satisfaction in full of the Obligations under the Credit Documents; or any Credit Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including by amendment, waiver and/or consent granted in accordance with the terms hereunder or thereunder) or satisfaction in full of all the Obligations under the Credit Documents, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any Credit Document; or any Loan Party denies that it has any or further liability or obligation under any Credit Document, or purports to revoke, terminate or rescind any Credit Document, other than, for each of the foregoing, as expressly permitted hereunder or thereunder (including by amendment, waiver and/or consent granted in accordance with the terms hereunder or thereunder) or satisfaction in full of the Obligations under the Credit Documents; or

(i) without limiting clause (h), (i) the Borrower or any Qualified Lessee is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least the Threshold Amount applicable to it beyond any period of grace provided with respect thereto, or (ii) the Borrower or any Qualified Lessee is in default in the performance of or compliance with any term of any evidence of any Indebtedness (including any mortgage, indenture or other agreement relating thereto), which Indebtedness, in the case of the Borrower, is in an aggregate outstanding principal amount of at least $10,000,000 or, in the case of any Qualified Lessee, is in an amount that could reasonably be expected to result in a Material Adverse Effect, and as a consequence of such default or condition one or more Persons are entitled to declare such Indebtedness to be due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), Indebtedness of the Borrower in an aggregate outstanding principal amount of at least $10,000,000 has become or has been declared due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iv) a default or an event of default occurs under any Note Purchase Agreement, and such failure continues beyond any period of grace provided with respect thereto and has not otherwise been waived; or

(j) the Borrower or any Qualified Lessee (other than a Qualified Lessee that is a lessee solely under Immaterial Leases) (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it or, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(k) a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Borrower, any Subsidiary or any Qualified Lessee (other than a Qualified Lessee that is a lessee solely under Immaterial Leases), a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of any such Person or any such petition shall be filed against any such Person and such petition shall not be dismissed within 60 days; or

(l) a final judgment or judgments for the payment of money aggregating in excess of the applicable Threshold Amount are rendered against the Borrower or, any Qualified Lessee (other than a Qualified Lessee that is a lessee solely under Immaterial Leases), other than, in each case, judgments payable by the Borrower or such Qualified Lessee, if applicable, rendered in connection with condemnations in favor thereof, and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

(m) if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under Section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified any Loan Party or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) any Plan shall be “at-risk” within the meaning of Section 303 of ERISA as of the last day of any calendar year, (iv) any Loan Party or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA) or Sections 401(a)(29), 412 or 430(k) of the Code, (v) any Loan Party or any ERISA Affiliate receives any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of section 4245 of ERISA), in reorganization (within the meaning of section 4241 of ERISA), or in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA), or (vi) the Borrower establishes or amends any employee welfare benefit plan (as defined in Section 3 of ERISA) that provides post-employment welfare benefits in a manner that would increase the liability of the Borrower thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect; or

(n) Hunt Family Members cease to Control Sharyland, or any Person other than a Qualified Lessee shall be the lessee under any lease with respect to the System; or

(o) (i) InfraREIT Partners shall cease to own or control, directly or indirectly, 90% of the outstanding equity interest of the Borrower; or (ii) Hunt Family Members cease to own and control, directly or indirectly, at least 5% of the outstanding equity interests of InfraREIT Partners, unless in case of clause (ii), (x) the general partner of InfraREIT Partners has become a publicly held company, or (y) the Borrower has total assets on its balance sheet valued at $1,000,000,000 or greater;

(p) the Borrower defaults in the performance of or compliance with Section 7.10(b),

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (j) above or paragraph (k) above, in each case with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Credit Documents (including all amounts of Letter of Credit Outstandings, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Credit Documents (including all amounts of Letter of Credit Outstandings, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time, in a manner consistent with the Collateral Agency Agreement and the other Security Documents, deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any (to the extent received in accordance with Section 4.1 of the Collateral Agency Agreement), shall be applied to repay other obligations of the Borrower hereunder and under the other Credit Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Credit Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto) in accordance with the terms of the Collateral Agency Agreement. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 10 DEFINITIONS.

10.1. Defined Terms. As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms in this Agreement shall include in the singular number the plural and in the plural the singular:

“2009 Financing Documents” shall mean, collectively, the 2009 Note Purchase Agreement, the 2029 Notes.

“2009 Note Purchase Agreement” shall mean the Note Purchase Agreement, dated December 31, 2009, among the Borrower and the holders of the Borrower’s 2029 Notes issued thereunder, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“2010 Financing Documents” shall mean, collectively, the 2010 Note Purchase Agreement, the 2030 Notes.

“2010 Note Purchase Agreement” shall mean the Note Purchase Agreement, dated as of the Original Closing Date, among the Borrower and purchasers listed therein, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“2029 Notes” shall mean 7.25% Senior Notes due December 30, 2029 of the Borrower.

“2030 Notes” shall mean 6.47% Senior Notes due December 30, 2030 of the Borrower.

“ABR” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1% and (c) the Eurodollar Rate for a one month Interest Period in effect on such day plus 1%. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate, for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms hereof, ABR shall be determined without regard to clause (b) of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“ABR Loans” shall mean Loans the rate of interest applicable to which is based upon ABR.

“Act” shall have the meaning provided in Section 12.9.

“Additional Financial Covenant” shall have the meaning provided in Section 8.19.

“Administrative Agent” shall mean Royal Bank of Canada (“RBC”), together with its affiliates, as the arranger of the Commitments and as the administrative agent for the Lenders under this Agreement and the other Credit Documents, together with any of its successors.

“Affected Loan” shall have the meaning provided in Section 4.2(b).

“Affiliate” shall mean, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person.

“Agreement” shall have the meaning provided in the recitals.

“Applicable Fee Rate” shall mean (i) from the Restatement Date until the third Business Day that immediately follows the date on which an officer’s certificate is delivered pursuant to Section 7.1(e) in respect of the first full fiscal quarter ending after the Restatement Date, 0.375% per annum, and (ii) thereafter, the applicable percentage per annum set forth below, as determined by reference to the Total Debt to Capitalization Ratio as set forth in the most recent officer’s certificate received by the Administrative Agent pursuant to Section 7.1(e).

Fee Level	Total Debt to Capitalization Ratio	Applicable Fee Rate
1	≤0.50:1.00	0.375%
2	>0.50:1.00	0.500%

Any increase or decrease in the Applicable Fee Rate resulting from a change in the Total Debt to Capitalization Ratio shall become effective as of the third Business Day immediately following the date an officer’s certificate is delivered pursuant to Section 7.1(e); provided, however, that “Fee Level 2” shall apply (x) as of the first Business Day at any time after the date on which an officer’s certificate was required to have been delivered but was not delivered (or was delivered but did not contain the calculations of the Total Debt to Capitalization Ratio) until the first Business Day immediately following the date on which such officer’s certificate (which includes calculations of the Total Debt to Capitalization Ratio) is delivered and (y) at all times during the existence of an Event of Default.

“Applicable Law” shall mean as to any Person, any local, state or federal law, regulation, rule, ordinances or determination, interpretation or order of an arbitrator or a court or other Governmental Authority, and any Required Permit, in each case applicable to or binding upon such Person or any of its properties or its business or to which such Person or any of its properties or its business is subject.

“Applicable Margin” shall mean (i) from the Restatement Date until the third Business Day that immediately follows the date on which an officer’s certificate is delivered pursuant to Section 7.1(e) in respect of the first full fiscal quarter ending after the Restatement Date, 0.75%, in the case of ABR Loans, and 1.75%, in the case of Eurodollar Loans, and (ii) thereafter, the applicable percentage set forth below, as determined by reference to the Total Debt to Capitalization Ratio as set forth in the most recent officer’s certificate received by the Administrative Agent pursuant to Section 7.1(e).

Applicable Margin
Pricing Level	Total Debt to Capitalization Ratio	ABR Loans	Eurodollar Loans
1	≤0.50:1.00	0.75%	1.75%
2	>0.50:1.00	1.00%	2.00%

Any increase or decrease in the Applicable Margin resulting from a change in the Total Debt to Capitalization Ratio shall become effective as of the third Business Day immediately following the date an officer’s certificate is delivered pursuant to Section 7.1(e); provided, however, that “Pricing Level 2” shall apply (x) as of the first Business Day at any time after the date on which an officer’s certificate was required to have been delivered but was not delivered (or was delivered but did not contain the calculations of the Total Debt to Capitalization Ratio) until the first Business Day immediately following the date on which such officer’s certificate (which includes calculations of the Total Debt to Capitalization Ratio) is delivered and (y) at all times during the existence of an Event of Default.

“Application” shall mean an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

“Approved Lease Amendments” shall mean the CREZ Lease Amendment and Restatement, the McAllen Lease Amendment and Restatement, the Stanton/Brady/Celeste Lease Amendment and Restatement and, to the extent the FERC Merger has been completed, the FERC Lease Amendment and Restatement.

“Arranger” shall mean RBC Capital Markets.

“Asset Sale” shall have the meaning set forth in Section 8.10.

“Authorized Officer” shall mean any senior officer of the Borrower designated as such in writing to the Administrative Agent by the Borrower, in each case to the extent reasonably acceptable to the Administrative Agent.

“Bankruptcy Event” shall mean, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Borrower” shall have the meaning provided in the first paragraph of this Agreement.

“Borrower Materials” shall have the meaning specified in Section 7.1.

“Borrower Party” shall mean the Borrower and each Subsidiary Guarantor.

“Borrowing” shall mean the incurrence of a Loan under the Revolving Facility by the Borrower from all of the Lenders having Commitments thereunder on a pro rata basis on a given date (or resulting from conversions on a given date), having, in the case of Eurodollar Loans, the same Interest Period; provided that ABR Loans incurred pursuant to Section 1.10 shall be considered part of any related Borrowing of Eurodollar Loans.

“Borrowing Date” shall mean any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Business Day” shall mean (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which shall be in the City of New York a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the interbank Eurodollar market.

“Capital Lease” shall mean, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Capital Stock” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation, patronage capital or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest.

“Cash Equivalents” shall mean (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (ii) Dollar denominated demand or time deposits, certificates of deposit and bankers’ acceptances of (x) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (y) any bank whose short-term commercial paper rating from Standard & Poor’s Ratings Service or its successor or assign which remains in the business of rating creditworthiness of commercial paper (“S&P”) is at least A-1 or the equivalent thereof or from Moody’s Investors Service or its successor or assign which remains in the business of rating creditworthiness of commercial paper (“Moody’s”) is at least P-1 or the equivalent thereof, in each case with maturities of not more than six months from the date of acquisition, (iii) commercial paper issued by any Lender or by the parent company of any Lender and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s, or guaranteed by any industrial company with a long term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody’s, as the case may be, and in each case maturing within six months after the date of acquisition and (iv) money market funds that (x) comply with the criteria set forth in SEC Rule 2a-7 under the ICA, (y) are rated at least AA+ by S&P and at least, Aa1 by Moody’s and (z) have portfolio assets of at least $5,000,000,000.

“Cash Flow” shall mean, for any period, the sum of the following (without duplication): (i) all cash paid to the Borrower during such period under the System Leases, (ii) all cash distributions received by the Borrower from Project Finance Subsidiaries of the Borrower during such period, (iii) all interest and investment earnings, if any, paid to the Borrower during such period on amounts on deposit in the account created under the Deposit Agreement, (iv) revenues, if any, received by or on behalf of the Borrower during such period under any insurance policy as business interruption insurance proceeds, and (v) direct cash equity investments made by Holdings in the Borrower (excluding equity contributed to a Project Finance Subsidiary) in an amount not greater than the amount necessary to cause the Borrower to be in compliance with the financial covenants set forth in Section 7.11(b) for such period (each such an investment, an “Equity Cure”); provided, however, that during any period of four consecutive fiscal quarters, “Cash Flow” shall include an Equity Cure in no more than two of such quarters.

“Cash Flow Available for Debt Service” for any period, shall mean (i) Cash Flow received during such period minus (ii) (A) all O&M Costs paid during such period and (B) if an Equity Cure has been made with respect to any fiscal quarter for which Cash Flow Available for Debt Service is calculated, the lesser of (x) the aggregate amount of such Equity Cure for such period and (y) the aggregate amount of cash distributions paid by the Borrower during such period.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Collateral” shall mean all of the Collateral as defined in each of the Security Documents.

“Collateral Agency Agreement” shall mean the Second Amended and Restated Collateral Agency Agreement, dated as of the Restatement Date, among the Collateral Agent, the Borrower and the holders (or agents thereof) of Permitted Secured Indebtedness from time to time party thereto (as may be amended, restated, amended and restated, supplemented, joined or otherwise modified from time to time).

“Collateral Agent” shall mean The Bank of New York Mellon Trust Company, N.A., a national association, acting in its capacity as collateral agent for itself and the other Secured Parties, or its successors in such capacity appointed pursuant to the terms of the Collateral Agency Agreement.

“Commitment” shall mean with respect to each Lender, such Lender’s Revolving Commitment and in the case of the Swingline Lender, the Swingline Commitment.

“Commitment Fee” shall have the meaning provided in Section 3(a).

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Net Plant” shall mean, with respect to any Person, as of the date of determination, the net plant set forth on the face of the consolidated balance sheet of such Person or absent such amount on the consolidated balance sheet, the total plant of such Person on a consolidated basis minus accumulated depreciation as set forth in the footnotes of the consolidated financial statements, in each case, for the fiscal quarter ended on the date of the last financial statements delivered pursuant to Section 7.1.

“Consolidated Net Worth” shall mean at any date, the sum of all amounts that would, in conformity with GAAP, be included on a consolidated balance sheet of the Borrower and its consolidated Subsidiaries (and, if positive, of Sharyland and its consolidated Subsidiaries) under stockholders’ equity at such date, plus minority interests, as determined in accordance with GAAP minus any stockholders equity attributable to any Project Finance Subsidiary, provided, however, that any effects resulting from SFAS 158 shall be excluded for purposes of the calculation of Consolidated Net Worth.

“Consolidated Qualified Lessee” shall mean any Qualified Lessee that is consolidated into the financial statements of another Qualified Lessee.

“Contractual Obligation” shall mean as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Credit Documents” shall mean this Agreement, the Promissory Notes, the Security Documents, the Subsidiary Guaranties and the Fee Letter and any amendment, waiver, supplement or other modification to any of the foregoing.

“Credit Event” shall mean and include the making of a Loan or the issuance of a Letter of Credit.

“Credit Party” shall mean the Administrative Agent, the Issuing Lender, the Swingline Lender or any other Lender, as applicable.

“CREZ Lease” shall mean (A) prior to the effectiveness of the CREZ Lease Amendment and Restatement, the Amended and Restated Lease Agreement (CREZ Assets) dated as of April 30, 2013, between SP, as lessor, and Sharyland, as lessee, and (B) upon the effectiveness of the CREZ Lease Amendment and Restatement, the CREZ Lease Amendment and Restatement, as such lease may be amended, restated, supplemented or otherwise modified from time to time, or any new lease entered into in replacement thereof, in accordance with Section 7.10(b) and/or 8.16 of this Agreement, as applicable.

“CREZ Lease Amendment and Restatement” shall mean the Second Amended and Restated Lease Agreement (CREZ Assets), between SP, as lessor, and Sharyland, as lessee, with respect to the CREZ Project.

“CREZ Project” shall mean the five transmission lines, four substations and other facilities in Texas identified and awarded to Sharyland by the Public Utility Commission of Texas (the “PUCT”) in Docket Number 37902.

“Cross Valley Project” shall mean the approximately 49 mile transmission line in South Texas near the Mexican border, known as the “North Edinburg to Loma Alta 345 kV single-circuit transmission line” project, subsequently, renamed as the “North Edinburg to Palmito 345 kV double-circuit transmission line” project, which is built on double-circuit capable structures and the Palmito substation located on the eastern terminus of the Cross Valley Project. The Cross Valley Project is part of a 100 mile transmission line, which is jointly developed and permitted by Sharyland and Electric Transmission Texas.

“Cross Valley Project Transfer” shall mean the sale and Transfer of all of the Capital Stock of CV Project Entity, L.L.C., a Project Finance Subsidiary of the Borrower, to Cross Valley Partnership, L.P., a Person Controlled by one or more Hunt Family Members, for a purchase price at least equal to the Cross Valley Project’s rate base cost at such time.

“Debt Service” shall mean, for any period, the aggregate (without duplication) of (i) all amounts of interest on the Loans and in respect of other Indebtedness of the Borrower required to be paid during such period, plus (ii) all amounts of principal on the Loans and in respect of other Indebtedness of the Borrower or required to be paid during such period, excluding any optional prepayments of principal during such period, plus (iii) all other premiums, fees, costs, charges, expenses and indemnities due and payable to the Administrative Agent or the other Secured Parties and holders of other Indebtedness of the Borrower or and agents acting on their behalf during such period; provided, however, that for purposes of calculating the Debt Service Coverage Ratio, the Debt Service shall exclude Non-Recourse Debt of a Project Finance Subsidiary.

“Debt Service Coverage Ratio” shall mean, for each period of four most recent consecutive fiscal quarters, the quotient of (i) Cash Flow Available for Debt Service for such period to (ii) Debt Service for such period.

“Deed of Trust” shall mean (i) the Amended and Restated First Lien Deed of Trust, Security Agreement and Fixture Filing (Texas) and each First Lien Deed of Trust, Security Agreement, Assignment of Rents and Leases and Fixture Filing (Texas) by and from the Borrower, as grantor, to Peter M. Oxman, as trustee, for the benefit of the Collateral Agent and the other Secured Parties, dated as of July 13, 2010, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time and (ii) each other deed of trust by and from the Borrower, as grantor, for the benefit of the Collateral Agent and the other Secured Parties entered into from time to time.

“Default” shall mean any event or condition which would, with lapse of time or giving of notice or both, become an Event of Default.

“Defaulting Lender” shall mean any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Revolving Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Revolving Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Deposit Agreement” shall mean that certain Amended and Restated Deposit Account Control Agreement, dated as of the Restatement Date, by and among the Borrower, The Bank of New York Mellon Trust Company, N.A. and Bank of America, N.A.

“Depositary” shall mean Bank of America, N.A.

“Designated Jurisdiction” shall mean any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Development Agreement” shall mean that certain Development Agreement to be entered into among Hunt Transmission Services, L.L.C., Sharyland, InfraREIT and/or InfraREIT Partners in connection with one or more New Projects, a copy of which has been provided to the Lenders, pursuant to which Hunt Transmission Services, L.L.C. has granted InfraREIT a right of first offer related to the New Projects identified therein, as amended from time to time in accordance with its terms.

“Distribution” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Capital Stock or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent Person thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

“Dollars” and “$” shall mean dollars in lawful currency of the United States.

“Eligible Assignee” shall mean any Person that meets the requirements to be an assignee under Section 12.4.

“Environmental Law” shall mean any federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law formerly, now or hereafter in effect and in each case as amended, including, without limitation, any judicial or administrative order, consent decree or judgment, relating to the environment, including but not limited to Hazardous Materials.

“ERCOT” shall mean Electric Reliability Council of Texas or any successor thereto.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the Restatement Date and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean (a) any entity, whether or not incorporated, that is under common control with a Loan Party within the meaning of Section 4001(a)(14) of ERISA; (b) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which a Loan Party is a member; (c) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which a Loan Party is a member; and (d) with respect to any Loan Party, any member of an affiliated service group within the meaning of Section 414 (m) or (o) of the Code of which that Loan Party, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member.

“Eurocurrency Reserve Requirements” shall mean, for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal) of the maximum reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) maintained by a member bank of such Federal Reserve System.

“Eurodollar Loans” shall mean Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate” shall mean, for any Interest Period for all Eurodollar Loans comprising part of the same Borrowing (a) the rate of interest per annum expressed on the basis of a year of 360 days, determined by the Administrative Agent, which is equal to the offered rate that appears on the page of the Reuters LIBOR01 screen (or any successor thereto as may be selected by the Administrative Agent) that displays an average ICE Benchmark Administration Interest Settlement Rate for deposits in Dollars with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period or (b) if the rates referenced in the preceding clause (a) are not available, the rate per annum determined by the Administrative Agent as the rate of interest, expressed on a basis of a year of 360 days, at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Loan being made, continued or converted by the Administrative Agent and with a term and amount comparable to such Interest Period and principal amount of such Eurodollar Loan as would be offered by the Administrative Agent’s London Branch to major banks in the offshore Dollar market at their request at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period; provided that if the rate determined pursuant to either clause (a) or clause (b) above, as applicable, is below zero, the Eurodollar Rate shall be deemed to be zero.

“Eurodollar Tranche” shall mean the collective reference to Eurodollar Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default” shall have the meaning provided in Section 9.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Credit Party or required to be withheld or deducted from a payment to a Credit Party, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Credit Party being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment (including, for the avoidance of doubt, an interest in a Letter of Credit) pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment, including, for the avoidance of doubt, an interest in a Letter of Credit (other than pursuant to an assignment request by the Borrower under Section 1.15) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.3, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment, including, for the avoidance of doubt, an interest in a Letter of Credit, or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Credit Party’s failure to comply with Section 4.3(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Lenders” shall have the meaning provided in the recitals.

“Facility” shall mean any of the credit facilities established under this Agreement, i.e., the Revolving Facility.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any intergovernmental agreements between the United States and another country which modify the provisions of the foregoing.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by it.

“Fee Letter” shall mean the Fee Letter, dated November 7, 2014, between the Borrower and Royal Bank of Canada.

“Fees” shall mean all amounts payable pursuant to, or referred to in, Section 3.

“FERC” shall mean the Federal Energy Regulatory Commission, or any successor agency to its duties and responsibilities.

“FERC Lease” shall mean (A) prior to the effectiveness of the FERC Lease Amendment and Restatement, the Second Amended and Restated Lease Agreement, dated as of July 1, 2012, between FERC Owner and FERC Operator and (B) upon the effectiveness of the FERC Lease Amendment and Restatement, the FERC Lease Amendment and Restatement, as such lease may be amended, restated, supplemented or otherwise modified from time to time, or any new lease entered into in replacement thereof, in accordance with Section 7.10(b) and/or 8.16 of this Agreement, as applicable.

“FERC Lease Amendment and Restatement” shall mean the Third Amended and Restated Lease Agreement (Stanton Transmission Loop Assets) between FERC Owner, as lessor, and FERC Operator, as lessee.

“FERC Merger” shall mean the anticipated transaction or series of transactions pursuant to which SDTS FERC L.L.C. will merge into the Borrower and SU FERC L.L.C. will merge into Sharyland.

“FERC Operator” shall mean (A) prior to the FERC Merger, SU FERC, L.L.C., a Subsidiary of Sharyland, and (B) upon the completion of the FERC Merger, Sharyland.

“FERC Owner” shall mean (A) prior to the FERC Merger, SDTS FERC, L.L.C., a Subsidiary of the Borrower, and (B) upon the completion of the FERC Merger, the Borrower.

“Financing Documents” shall mean, collectively, the Credit Documents and the Note Purchase Agreements.

“Force Majeure Event” shall mean any claim of force majeure by any Person under any Material Project Document, which would allow such Person to avoid all or any material part of its obligations thereunder and any other fire, explosion, accident, strike, slowdown or stoppage, lockout or other labor dispute (whether pending or, to the Borrower’s knowledge threatened), drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty (whether or not covered by insurance), that could reasonably be expected to result in a Material Adverse Effect.

“Foreign Subsidiary” shall mean any Subsidiary of the Borrower that is not organized under the laws of the United States, any state thereof or the District of Columbia.

“FPA” shall mean the Federal Power Act, 16 U.S.C. §§791 et seq., as amended, and the regulations of the FERC thereunder.

“Fronting Fee” shall have the meaning provided in Section 3(c).

“Funding Office” shall mean the office of the Administrative Agent specified in Section 12.3 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP” shall mean generally accepted accounting principles as in effect in the United States of America. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, ratios, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower and the Administrative Agent, all financial covenants, ratios, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC. For purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of a Person shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

“Golden Spread Project” shall mean a new 345 kilovolt transmission line that will be approximately 55 miles long and will connect the Golden Spread Electric Cooperative, Inc. Antelope-Elk Energy Center in Hale County, approximately 1.6 miles north of the City of Abernathy on County Road P, to the proposed White River Station that will be built by Sharyland in Floyd County, approximately 9 miles northeast of the City of Floydada and 1.1 miles east of the intersection of County Road 231 and County Road 200 and the Abernathy substation that is located in the western portion of the transmission line.

“Golden Spread Project Transfer” shall mean the sale and Transfer of all of the Capital Stock of the GS Project Entity to a Person Controlled by one or more Hunt Family Members for a purchase price at least equal to the Golden Spread Project’s rate base cost at such time.

“Governmental Authority” shall mean

(a) the government of:

(i)	the United States of America or any State or other political subdivision thereof, or

(ii)	any other jurisdiction in which the Borrower conducts all or any part of its business, or which asserts jurisdiction over any properties of the Borrower, or

(b) any entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of, or pertaining to, any such government, or

(c) ERCOT, or

(d) the Texas Regional Entity.

“Governmental Entity” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“GS Project Entity” shall mean a Project Finance Subsidiary of the Borrower created to finance and develop the Golden Spread Project.

“Guaranty” shall mean, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Indebtedness of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a) to purchase such Indebtedness or any property constituting security therefor;

(b) to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Indebtedness;

(c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Indebtedness of the ability of any other Person to make payment of the Indebtedness; or

(d) otherwise to assure the owner of such Indebtedness against loss in respect thereof.

The amount of any Guaranty shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor. The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” shall mean any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any Applicable Law including, but not limited to, asbestos, urea formaldehyde foam insulation, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“Holdings” shall have the meaning provided in the preamble.

“Hunt Family Members” shall mean (i) Ray L. Hunt; (ii) the spouse of Ray L. Hunt and each of his children and siblings; (iii) the spouse and lineal descendants of any Person identified in the foregoing clause (ii); (iv) any trust or account primarily for the benefit of any Person or Persons identified in the foregoing clauses (i), (ii) or (iii); (v) any corporation, partnership or other entity in which any of the Persons identified in the foregoing clauses (i), (ii), (iii) or (iv) are the beneficial owners of and Control substantially all of the shares of capital stock, membership interests, partnership interests or other equity interests and options or warrants to acquire, or securities convertible into, capital stock, membership interests, partnership interests or other equity securities of an entity; and (vi) the personal representative or guardian of any of the Persons identified in the foregoing clauses (i), (ii) and (iii) upon such Person’s death for purposes of the administration of such Person’s estate or upon such Person’s disability or incompetency for purposes of the protection and management of the assets of such Person.

“ICA” shall have the meaning provided in Section 6.17.

“Immaterial Leases” shall mean Leases pursuant to which the Borrower recognized revenue, in the aggregate, that constituted 10% or less of the total consolidated revenue of the Borrower and its Subsidiaries (other than Project Finance Subsidiaries) as set forth on the face of the consolidated statements of operations for the four consecutive fiscal quarter periods that ended on the date of the last financial statements delivered pursuant to Section 7.1 prior to the date on which the determination of whether such Lease falls within the scope of this definition is required to be made under the Credit Documents.

“Increase Effective Date” shall have the meaning specified in Section 1.17(d).

“Indebtedness” shall mean, with respect to any Person, at any time, without duplication, (a) its liabilities for borrowed money and its redemption obligations in respect of Preferred Stock that is mandatorily redeemable prior to the date that is 91 days after the Maturity Date; (b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property); (c) (i) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases and (ii) all liabilities which would appear on its balance sheet in accordance with GAAP in respect of Synthetic Leases assuming such Synthetic Leases were accounted for as Capital Leases; provided, however, that for purposes of this definition (including with respect to clauses (i) and (ii) hereof), the System Leases, any other Lease and any similar lease shall not be treated as a capital lease; (d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities); (e) all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money); provided, however, that for purposes of this definition, any surety bonds or indemnification agreements entered into by any Qualified Lessee (with respect to which the Borrower or a subsidiary thereof has a reimbursement or backstop obligation) in connection with condemnation proceedings shall be excluded; (f) the aggregate Swap Termination Value of all Swap Contracts of such Person; and (g) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof. Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (g) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any Capital Lease or Synthetic Lease obligation (in each case, to the extent the same is considered Indebtedness hereunder) as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower Party under any Credit Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Information” shall mean all information other than the financial projections relating to the transactions contemplated hereby that has been or will be made available to the Lenders.

“InfraREIT” shall mean (x) prior to a Qualifying IPO, InfraREIT, L.L.C., a Delaware limited liability company, and (y) upon and after a Qualifying IPO, InfraREIT, Inc., a Maryland corporation and in both cases, any successors to the foregoing.

“InfraREIT Partners” shall mean InfraREIT Partners, LP, a Delaware limited partnership.

“Interest Payment Date” shall mean (a) as to any ABR Loans (other than any Swingline Loan), the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loans having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loans having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Loan (other than any Revolving Loan that is an ABR Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof and (e) as to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” shall mean as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six (or, if agreed to by all Lenders under the Revolving Facility twelve) months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six (or, if agreed to by all Lenders under the Revolving Facility, twelve) months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

1. if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

2. the Borrower may not select an Interest Period under a particular Facility that would extend beyond the Revolving Facility Final Maturity Date;

3. any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

4. the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan;

provided, further, that if the Borrower does not make an Interest Period election prior to the time indicated in the foregoing clause (b), then the Borrower shall be deemed to have elected an Interest Period of one month.

“Investments” shall have the meaning given to it in Section 8.7.

“Investment Grade Credit Rating” shall mean with respect to any Person, a rating of the long-term unsecured debt securities of such Person (or if such rating is unavailable, issuer rating) equal to or higher than (1) “BBB-” (or the equivalent) with a stable or better outlook by Standard & Poor’s Financial Services LLC, or (2) “Baa3” (or the equivalent) with a stable or better outlook by Moody’s Corporation; provided, that if such Person has a rating from both Standard & Poor’s Financial Services LLC and Moody’s Corporation, then the applicable rating shall be deemed to be the lower of the two.

“IRS” shall mean the United States Internal Revenue Service.

“Issuing Lender” shall mean Royal Bank of Canada or any affiliate of Royal Bank of Canada.

“L/C Commitment” shall mean $25,000,000.

“L/C Exposure” shall mean, at any time, the total Letter of Credit Outstandings. The L/C Exposure of any Revolving Lender at any time shall be its Revolving Percentage of the total L/C Exposure at such time.

“L/C Participants” shall mean the collective reference to all the Revolving Lenders other than the Issuing Lender.

“Leased Consolidated Net Plant” shall mean that portion of the Consolidated Net Plant of the lessor of a Lease between such lessor and a Qualified Lessee that is the subject of such Lease.

“Leases” shall mean (i) the System Leases, the CREZ Lease, the FERC Lease and any other leases of transmission and distribution and related assets to a Qualified Lessee under which the Borrower or any Subsidiary of the Borrower is a party as a lessor, and (ii) any lease of transmission and distribution and related assets pursuant to which Sharyland is the lessee and a Subsidiary of Sharyland or another Person Controlled by one or more Hunt Family Members is the lessor; provided, no such lease will qualify as a “Lease” hereunder if each of the three following criteria apply: (x) Sharyland is the lessee, (y) cash rental payments have become due and payable pursuant thereto and (z) none of the Borrower, a Subsidiary of the Borrower or a Subsidiary of Sharyland is the lessor.

“Leasehold” of any Person, shall mean all of the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender” shall have the meaning defined in the preamble hereto. Unless the context otherwise requires, the term “Lender” shall include a Swingline Lender.

“Lender Affiliate” shall mean (a) any Affiliate of any Lender and (b) any Person that is administered or managed by any Lender or any Affiliate of any Lender and that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (c) with respect to any Lender which is a fund that invests in commercial loans and similar extensions of credit, any other fund that invests in a commercial loans and similar extensions of credit and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such Lender or investment advisor.

“Lender Parent” shall mean, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a Subsidiary.

“Letter of Credit” shall have the meaning provided in Section 2.1(a).

“Letter of Credit Fee” shall have the meaning provided in Section 3(b).

“Letter of Credit Outstandings” shall mean, at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 2.4 at such time.

“Lien” shall mean, with respect to any Person, any mortgage, lien, pledge, charge, security interest, or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person, in each case in the nature of a security interest of any kind whatsoever.

“Loan” shall mean a loan made by the Lenders to the Borrower pursuant to this Agreement.

“Loan Party” shall mean the Borrower and each Subsidiary that is a party to a Credit Document, as applicable.

“Material Adverse Effect” shall mean a material adverse effect upon and/or material adverse developments with respect to (a) the operations, business, assets, properties, liabilities or financial condition of the Borrower and its Subsidiaries (taken as a whole), (b) the ability of the Borrower and the Guarantors (taken as a whole) to perform their obligations under the Credit Documents, (c) the legality, validity or enforceability of any material provision of this Agreement or any other Credit Document, (d) the rights or remedies of the Administrative Agent or the Lenders under the Credit Documents or (e) the validity, perfection or priority of the Collateral Agent’s Liens on any material Collateral.

“Material Project Document” shall mean (i) any contract or agreement that is related to the ownership, operation, management service, maintenance, repair or use of the System entered into by the Borrower or any Subsidiary subsequent to the Restatement Date that involves full payments or obligations of Borrower or any Subsidiary in excess of $5,000,000 in any calendar year, and (ii) System Leases, but shall exclude any documents subject to Section 8.12 herein.

“McAllen Lease” shall mean (A) prior to the effectiveness of the McAllen Lease Amendment and Restatement, the Second Amended and Restated Master System Lease Agreement, dated as of July 1, 2012, between the Borrower, as lessor, and Sharyland, as lessee, and (B) upon the effectiveness of the McAllen Lease Amendment and Restatement, the McAllen Lease Amendment and Restatement, as such lease may be amended, restated, supplemented or otherwise modified from time to time, or any new lease entered into in replacement thereof, in accordance with Section 7.10(b) and/or 8.16 of this Agreement, as applicable.

“McAllen Lease Amendment and Restatement” shall mean the Third Amended and Restated Master System Lease Agreement (McAllen System), between the Borrower, as lessor, and Sharyland, as lessee.

“Minimum Borrowing Amount” shall mean $500,000 or a whole multiple of $100,000 in excess thereof.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Negative Pledge Agreement” shall mean the Amended and Restated Negative Pledge Agreement, dated as of the Restatement Date among FERC Owner and the Collateral Agent.

“New Project” shall mean any transmission or distribution project, including any such project acquired or built by a Project Finance Subsidiary, any “New Project” or “Footprint Project” (as defined in the Leases) that the Borrower or a Subsidiary of the Borrower funds pursuant to a Lease and any such project that InfraREIT or a Subsidiary thereof acquires pursuant to the Development Agreement.

“Non-Defaulting Lender” shall mean each Lender other than a Defaulting Lender.

“Non-Recourse Debt” shall mean Indebtedness of a Project Finance Subsidiary or a Subsidiary of Sharyland, as the case may be, that, if secured, is secured solely by a pledge of collateral owned by such Project Finance Subsidiary or such Subsidiary of Sharyland, as the case may be, and the Capital Stock in such Project Finance Subsidiary or such Subsidiary of Sharyland, as the case may be, and for which no Person other than such Project Finance Subsidiary or such Subsidiary of Sharyland, as the case may be, is personally liable.

“Non-U.S. Lender” shall mean a Lender that is not a U.S. Person.

“Note Purchase Agreements” shall mean, collectively, the 2009 Note Purchase Agreement and the 2010 Note Purchase Agreement.

“Notice Office” shall mean the office of the Administrative Agent at 4th Floor, 20 King Street West, Toronto, Ontario M5H 1C4 or such other office as the Administrative Agent may designate to the Borrower from time to time.

“Obligations” shall mean the unpaid principal of and interest on (including interest accruing after the maturity of the Loans, including Revolving Loans, and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender (or, in the case of Specified Swap Contracts or Specified Cash Management Contracts, any affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Credit Document, the Letters of Credit, any Specified Swap Contracts or any Specified Cash Management Contracts whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Original Closing Date” shall mean July 13, 2010.

“Original Credit Agreement” shall have the meaning provided in the recitals.

“Other Connection Taxes” shall mean with respect to any Credit Party, Taxes imposed as a result of a present or former connection between such Credit Party and the jurisdiction imposing such Tax (other than connections arising from such Credit Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” shall mean all present or future stamp, court, or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 1.15).

“O&M Costs” shall mean actual cash management and operation costs of the Borrower, taxes payable by the Borrower, insurance premiums, consumables, fees and expenses of, and other amounts owing to, the Administrative Agent, the Collateral Agent and the Depositary, and other costs and expenses in connection with the management or operation of the Borrower, but exclusive in all cases of (a) non-cash charges, including depreciation or obsolescence charges or reserves therefor, amortization of intangibles or other bookkeeping entries of a similar nature, (b) all other payments of Debt Service, (c) costs of repair or replacement paid with insurance proceeds and (d) development costs related to any Project Finance Subsidiary.

“Participant Register” shall have the meaning provided in Section 12.4(a).

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Permit” shall mean any action, approval, consent, waiver, exemption, variance, franchise, order, permit, authorization, right or license of or from a Governmental Authority, provided that interests or estates in real property, shall not be considered Permits.

“Permitted Investments” shall mean any (a) marketable direct obligation of the United States of America, (b) marketable obligation directly and fully guaranteed as to interest and principal by the United States of America, (c) demand deposit with Depositary, or time deposit, certificate of deposit and banker’s acceptance issued by any member bank of the Federal Reserve System which is organized under the laws of the United States of America or any state thereof or any United States branch of a foreign bank, in each case whose equity capital is in excess of $500,000,000 and whose long-term debt securities are rated “A” or better by S&P and “A2” or better by Moody’s, (d) commercial paper or tax exempt obligations given the highest rating by Moody’s and S&P, (e) obligations of a commercial bank described in clause (c) above, in respect of the repurchase of obligations of the type as described in clauses (a) and (b) hereof, provided that such repurchase obligation shall be fully secured by obligations of the type described in said clauses (a) and (b) and the possession of such obligation shall be transferred to, and segregated from other obligations owned by, any such bank, (f) instrument rated “AAA” by S&P and “Aaa” by Moody’s issued by investment companies and having an original maturity of 180 days or less, (g) eurodollar certificates of deposit issued by any bank described in clause (c) above, and (h) marketable security rated not less than “A-1” by S&P or not less than “Prime-1” by Moody’s. In no event shall Permitted Investments include any obligation, certificate of deposit, acceptance, commercial paper or instrument which by its terms matures (A) more than 180 days after the date of investment, unless a bank meeting the requirements of clause (c) above shall have agreed to repurchase such obligation, certificate of deposit, acceptance, commercial paper or instrument at its purchase price plus earned interest within no more than 90 days after its purchase thereunder or (B) after the next payment date.

“Permitted Liens” shall mean all Liens permitted pursuant to Section 8.5.

“Permitted Secured Indebtedness” shall have the meaning given to it in the Collateral Agency Agreement.

“Person” shall mean any individual, partnership, joint venture, firm, cooperative corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” shall mean any single-employer plan as defined in Section 4001 of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) a Loan Party, a Subsidiary of a Loan Party or an ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which a Loan Party, a Subsidiary of a Loan Party or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

“Pledge Agreement” shall mean the Amended and Restated Assignment of Membership Interests and Pledge Agreement, dated as of the Restatement Date, by TDC, with respect to its membership interests in the Borrower, to the Collateral Agent.

“Pledge Agreement (FERC)” shall mean the Amended and Restated Assignment of Membership Interests and Pledge Agreement, dated as of the Restatement Date, by the Borrower, with respect to its membership interests in the FERC Owner, to the Collateral Agent.

“Preferred Stock” shall mean any class of capital stock of a Person that is preferred over any other class of capital stock (or similar equity interests) of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.

“Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City.

“Project Finance Subsidiary” shall mean a special purpose Subsidiary of a Person created to develop a New Project and to finance such New Project solely with Non-Recourse Debt and equity (including, for the avoidance of doubt, CV Project Entity, L.L.C. and GS Project Entity).

“Promissory Notes” shall mean the collective reference to any promissory note evidencing Loans.

“Public Lender” shall have the meaning specified in Section 7.1.

“Qualified Lessee” shall mean Sharyland and/or any other utility that is (x) approved or authorized by the applicable public utility commission or similar regulatory authority to operate and/or lease the transmission and/or distribution assets of Borrower or any Subsidiary and (y) a party to a then-effective lease agreement with the Borrower or a Subsidiary thereof pursuant to which such utility leases and operates such entity’s transmission and/or distribution assets.

“Qualified Lessee Affiliate Loan” shall mean loans made by InfraREIT Partners or a Subsidiary thereof to Qualified Lessees from time to time in an aggregate principal amount not to exceed $10,000,000 at any time outstanding as long as the use of proceeds of such loans is limited to the acquisition or financing of equipment or other assets used in the Qualified Lessee’s operation or lease of transmission or distribution assets from the Borrower or a Subsidiary thereof pursuant to a Lease.

“Qualifying IPO” shall mean an initial public offering of the Capital Stock of InfraREIT pursuant to a registration statement filed with the SEC.

“Real Property Collateral” shall mean (i) any fee owned material real property (other than easements and rights of way) and (ii) any material lease of real property (other than easements and rights of way) which lease relates to or arises in connection with any transmission and distribution assets, excluding (x) leases otherwise prohibiting the transfer or granting of a Lien on or security interest in such leasehold interest pursuant to the terms of any agreement permitted under Section 8.20 and (y) leases with respect to which the Borrower is unable, after commercially reasonable efforts, to obtain such landlord consents as may be reasonably required so as to enable the Borrower to comply with the requirements of Section 7.9(c).

“Refunded Swingline Loans” shall have the meaning provided in Section 1.4(b).

“Register” shall have the meaning set forth in Section 12.4(c).

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Reimbursement Obligation” shall mean the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 2.4 for amounts drawn under Letters of Credit.

“Required Lenders” shall mean Non-Defaulting Lenders whose outstanding Revolving Commitments (or, if after the Total Revolving Commitment has been terminated, Revolving Extensions of Credit) constitute more than 50% of the total outstanding Revolving Commitments of Non-Defaulting Lenders (or, if after the Total Revolving Commitment has been terminated, the total Revolving Extensions of Credit of Non-Defaulting Lenders).

“Required Permit” shall have the meaning provided in Section 6.12.

“Required Secured Parties” shall have the meaning provided in the Collateral Agency Agreement.

“Requirement of Law” shall mean as to any Person, the certificate of incorporation or formation and by-laws or partnership or operating agreement or other organizational or governing documents of such Person, and any local, state or federal law, regulation, rule, ordinances or determination, interpretation or order of an arbitrator or a court or other Governmental Authority, and any Required Permit, in each case applicable to or binding upon such Person or any of its properties or its business or to which such Person or any of its properties or its business is subject.

“Responsible Officer” shall mean any Senior Financial Officer and any other officer of the Borrower with responsibility for the administration of the relevant portion of this Agreement.

“Restatement Date” shall mean the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied, which date is December 10, 2014.

“Revolving Commitment” shall mean, as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Annex 1.1A, as the same may be adjusted from time to time as a result of assignments to or from each Lender pursuant to Section 12.4.

“Revolving Commitment Period” shall mean the period from and including the Restatement Date to the Revolving Facility Final Maturity Date.

“Revolving Extensions of Credit” shall mean as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the Letter of Credit Outstandings then outstanding and (c) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“Revolving Facility” shall mean the Facility evidenced by the Total Revolving Commitment and the Swingline Facility.

“Revolving Facility Final Maturity Date” shall mean the fifth anniversary of the Restatement Date or, if earlier, the date on which the Revolving Commitments are terminated pursuant to Section 9 hereof.

“Revolving Lender” shall mean each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loan” shall have the meaning provided in Section 1.1(a).

“Revolving Percentage” shall mean as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding. Notwithstanding the foregoing, in the case of Section 1.16 when a Defaulting Lender shall exist, Revolving Percentages shall be determined without regard to any Defaulting Lender’s Revolving Commitment.

“ROFO Transfer” shall mean the sale and Transfer to Persons Controlled by one or more Hunt Family Members of any assets located in the Texas Panhandle related to the CREZ Project that are categorized as ROFO projects under the Development Agreement with an aggregate fair market value not to exceed $5,000,000.

“Sanction(s)” shall mean any international economic sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“SEC” shall have the meaning provided in Section 7.1(g).

“Secured Parties” shall mean the Collateral Agent, Administrative Agent, the Lenders, the Issuing Lender and any other Persons that become parties to the Collateral Agency Agreement.

“Security Agreement” shall mean the Security Agreement, dated as of the Restatement Date, among the Collateral Agent and the Borrower.

“Security Documents” shall mean (i) the Collateral Agency Agreement, the Deeds of Trust, the Pledge Agreement, the Deposit Agreement, the Security Agreement, (ii) prior to the completion of the FERC Merger, the Pledge Agreement (FERC) and the Negative Pledge Agreement and (iii) other security documents entered into pursuant to Section 7.9 and any other security documents, financing statements and the like filed or recorded in connection with the foregoing.

“Senior Financial Officer” shall mean means the chief financial officer, principal accounting officer, treasurer or comptroller of the Borrower or a Qualified Lessee, as applicable.

“Sharyland” shall mean Sharyland Utilities, L.P., a Texas limited partnership.

“SP” shall mean Sharyland Projects, L.L.C., a Project Finance Subsidiary.

“Specified Account” shall mean deposit account number 4426868026 maintained with Bank of America, N.A. in the name of the Borrower, or such other account designated by the Borrower from time to time.

“Specified Cash Management Contracts” shall mean any cash management service agreements entered into by the Borrower and any Person that is a Lender or an affiliate of a Lender at the time such agreement is entered into.

“Specified Swap Contracts” shall mean any Swap Contracts entered into by the Borrower and any Person that is a Lender or an affiliate of a Lender at the time such Swap Contract is entered into.

“Specified Qualified Lessee” shall mean Sharyland and any Qualified Lessee (a) (i) without an Investment Grade Credit Rating or (ii) whose obligations under the applicable Leases are not guaranteed by an entity with an Investment Grade Rating and (b) whose business is limited to the leasing of transmission and/or distribution assets from the Borrower or any of its Subsidiaries or Affiliates.

“Stanton/Brady/Celeste Lease” shall mean (A) prior to the effectiveness of the Stanton/Brady/Celeste Lease Amendment and Restatement, the Amended and Restated Lease Agreement (Stanton/Brady/Celeste Assets), dated as of July 1, 2012, between the Borrower, as lessor, and Sharyland, as lessee, and (B) upon the effectiveness of the Stanton/Brady/Celeste Lease Amendment and Restatement, the Stanton/Brady/Celeste Lease Amendment and Restatement, as such lease may be amended, restated, supplemented or otherwise modified from time to time, or any new lease entered into in replacement thereof, in accordance with Section 7.10(b) and/or 8.16 of this Agreement, as applicable.

“Stanton/Brady/Celeste Lease Amendment and Restatement” shall mean the Second Amended and Restated Lease Agreement (Stanton/Brady/Celeste Assets), between the Borrower, as lessor, and Sharyland, as lessee.

“Stated Amount” of each Letter of Credit shall mean the maximum available to be drawn thereunder (regardless of whether any conditions for drawing could then be met).

“Subsidiary” shall mean, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) or such second Person and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower and, prior to the completion of the FERC Merger, shall include the FERC Owner. Prior to the completion of the FERC Merger, all references herein to a Subsidiary of Sharyland shall include the FERC Operator.

“Subsidiary Guaranties” shall mean, collectively or individually, depending on the context, the guaranties provided by the Subsidiary Guarantors pursuant to Section 7.9, if any, substantially in the form of Exhibit H attached hereto.

“Subsidiary Guarantor” shall mean any Subsidiary of the Borrower that is a guarantor under a guaranty pursuant to Section 7.9.

“Swap Contract” shall mean (a) any and all interest rate swap transactions, basis swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward foreign exchange transactions, cap transactions, floor transactions, currency options, spot contracts or any other similar transactions or any of the foregoing (including, but without limitation, any options to enter into any of the foregoing), and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., or any International Foreign Exchange Master Agreement.

“Swap Termination Value” shall mean, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swingline Commitment” shall mean the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 1.3 in an aggregate principal amount at any one time outstanding not to exceed $5,000,000.

“Swingline Exposure” shall mean, at any time, the sum of the aggregate amount of all outstanding Swingline Loans at such time. The Swingline Exposure of any Revolving Lender at any time shall be its Revolving Percentage of the total Swingline Exposure at such time.

“Swingline Facility” shall mean the Facility evidenced by the Swingline Commitment.

“Swingline Lender” shall mean Royal Bank of Canada.

“Swingline Loans” shall have the meaning provided in Section 1.3(a).

“Swingline Participation Amount” shall have the meaning provided in Section 1.4(c).

“Synthetic Lease” shall mean, at any time, any lease (including leases that may be terminated by the lessee at any time) of any property (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“System” shall mean the Borrower’s and/or any Subsidiary’s (other than a Project Finance Subsidiary’s) integrated electrical transmission and distribution facilities located primarily in the State of Texas and the systems and other property necessary to operate the transmission and distribution facilities, and all improvements to and expansions of such facilities, and each New Project (upon its completion) owned by the Borrower or a Subsidiary thereof; provided that, for purposes hereof, “System” shall not be deemed to include any easements held by the Borrower or any Subsidiary.

“System Leases” shall mean (1) the McAllen Lease, (2) the Stanton/Brady/Celeste Lease, (3) upon the effectiveness thereof, the Lease Agreement (ERCOT Transmission Assets), between the Borrower, as lessor, and Sharyland, as lessee, (4) upon the completion of the FERC Merger, the FERC Lease and (5) any and all other leases and supplements thereto in connection with the System and the transmission and distribution facilities ancillary thereto and any easements associated therewith, each as amended, restated, supplemented or otherwise modified from time to time, or any new lease entered into in replacement thereof, in accordance with Section 7.10(b) and/or 8.16 of this Agreement, as applicable.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Entity, including any interest, additions to tax or penalties applicable thereto.

“TDC” shall mean Transmission and Distribution Company, L.L.C., a Texas limited liability company.

“Texas Regional Entity” shall mean the division of ERCOT authorized to develop, monitor, assess and enforce compliance with NERC Reliability Standards within the geographic boundaries of ERCOT and any successor thereto.

“Threshold Amount” shall mean (a) $10,000,000 with respect to the Borrower, (b) $2,000,000 with respect to any Specified Qualified Lessee and (c) with respect to any Qualified Lessee (other than a Specified Qualified Lessee), an amount that could reasonably be expected to result in a Material Adverse Effect.

“Total Debt” shall mean, at any date, with respect to the Borrower, all Indebtedness of the Borrower on a consolidated basis; provided, however, that for purposes of calculating the Borrowers’ Total Debt to Capitalization Ratio, the Borrower’s Total Debt shall (i) exclude Non-Recourse Debt of a Project Finance Subsidiary of the Borrower and that portion of the Swap Termination Value defined in clause (b) of the definition of “Swap Termination Value” and (ii) include Indebtedness of Sharyland on a consolidated basis (excluding, for the avoidance of doubt, Non-Recourse Debt of a Project Finance Subsidiary of Sharyland).

“Total Debt to Capitalization Ratio” shall mean the Borrower’s Total Debt, divided by the sum of Total Debt plus the Borrower’s Consolidated Net Worth.

“Total Revolving Commitment” shall mean the sum of the Revolving Commitments of the Lenders. The amount of the Total Revolving Commitments as of the Restatement Date is $250,000,000, as the same may be reduced from time to time pursuant to Section 1.5 and/or Section 9 and increased from time to time pursuant to Section 1.17.

“Total Revolving Commitment Excess Amount” shall have the meaning provided in Section 4.2(a).

“Total Revolving Extensions of Credit” shall mean at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

“Total Unutilized Revolving Commitment” shall mean, at any time, (i) the Total Revolving Commitment at such time less (ii) the sum of the aggregate principal amount of all Revolving Loans and Swingline Loans at such time plus the Letter of Credit Outstandings at such time.

“Transaction Documents” shall mean, collectively the Financing Documents and the Leases to which the Borrower or a Subsidiary thereof is a party.

“Transfer” shall mean, with respect to any item, the sale, exchange, conveyance, lease, transfer or other disposition of such item.

“Type” shall mean any type of Loan determined with respect to the interest option applicable thereto, i.e., an ABR Loan or Eurodollar Loan.

“UCC” shall mean, with respect to any jurisdiction, the Uniform Commercial Code as in effect in such jurisdiction.

“UCC Collateral” shall mean Collateral that is of a type in which a valid security interest can be created under Article 9 of the New York UCC.

“Unpaid Drawing” shall mean any payment or disbursement made by the Issuing Lender under any Letter of Credit that has not been reimbursed by the Borrower.

“Unutilized Commitment” for any Lender at any time shall mean the excess of (i) the Commitment of such Lender over (ii) the sum of (x) the aggregate outstanding principal amount of Loans made by such Lender plus (y) an amount equal to such Lender’s Revolving Percentage, if any, of the Letter of Credit Outstandings at such time, provided that solely for purposes of calculating the Commitment Fee pursuant to Section 3(a) Swingline Loans shall be deemed not to be outstanding and the Swingline Commitment shall not constitute a “Commitment”.

“USA PATRIOT Act” shall mean United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“U.S. Person” shall mean a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall have the meaning provided in Section 4.3(f)(ii)(B)(3).

“Wholly-Owned Subsidiary” shall mean, at any time, any Subsidiary one hundred percent of all of the voting interests of which are owned by any one or more of the Borrower and the Borrower’s other Wholly-Owned Subsidiaries at such time.

“Withdrawal Liability” shall mean a liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” shall mean any Borrower Party and the Administrative Agent.

“Written” or “in writing” shall mean any form of written communication or a communication by means of telex, facsimile transmission, telegraph or cable.

10.2. Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings set forth herein when used in the other Credit Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Credit Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Loan Party not defined in Section 10.1 and accounting terms partly defined in Section 10.1, to the extent not defined, shall have the respective meanings given to them under GAAP (provided that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (A) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (B) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof), (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, Leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Annex and Exhibit references are to this Agreement unless otherwise specified.

SECTION 11 THE ADMINISTRATIVE AGENT

11.1. Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Credit Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent.

11.2. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

11.3. Exculpatory Provisions. Neither the Administrative Agent nor any of its respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Credit Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any Subsidiary or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document or for any failure of any Borrower a party thereto to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Borrower.

11.4. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent,

certificate, affidavit, letter, telecopy or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Promissory Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

11.5. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

11.6. Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrower or any Subsidiary, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower and its Subsidiaries and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower and its Subsidiaries. The Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial and other conditions, prospects or creditworthiness of the Borrower or any Subsidiary which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

11.7. Indemnification. The Lenders agree to indemnify the Administrative Agent and its affiliates and their respective officers, directors, employees, affiliates, agents, advisors and controlling persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Revolving Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

11.8. The Administrative Agent in Its Individual Capacity. The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower and its Subsidiaries as though the Administrative Agent were not the Administrative Agent hereunder. With respect to the Loans made by it and all Obligations owing to it, the Administrative Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in their individual capacity.

11.9. Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Credit Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 9(a) or Section 9(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 11.9 and of Section 12.1 shall continue to inure to its benefit.

11.10. Arranger. The Arranger shall have no duties or responsibilities hereunder in their respective capacities as such.

11.11. Credit Bidding. In each case, subject to the provisions of the Collateral Agency Agreement, the Lenders hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Capital Stock or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Capital Stock thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (g) of Section 12.12 of this Agreement), (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Capital Stock and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Capital Stock and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

SECTION 12 MISCELLANEOUS.

12.1. Payment of Expenses, etc. The Borrower agrees to: (i) pay all reasonable out-of-pocket costs and expenses of the Administrative Agent and Arranger in connection with the syndication of the facilities, negotiation, preparation, execution and delivery of the Credit Documents and the documents and instruments referred to therein and any amendment, waiver or consent relating thereto (including, without limitation, the reasonable fees and disbursements of Simpson Thacher & Bartlett LLP, counsel to the Administrative Agent and the Arranger); (ii) pay all reasonable out-of-pocket costs and expenses of the Administrative Agent, the Arranger and each of the Lenders in connection with the enforcement (including pursuant to the administration of any bankruptcy proceeding relating to the Borrower) or preservation of any rights under the Credit Documents and the documents and instruments referred to therein (including, without limitation, the reasonable fees and disbursements of counsel for the Administrative Agent, the Issuing Lender and for each of the Lenders); (iii) indemnify the Administrative Agent, each Lender, the Issuing Lender, any of their respective Affiliates and its respective officers, directors, employees, advisors, trustees, representatives and agents (collectively, the “Indemnitees”) from and hold each of them harmless against any and all losses, costs, liabilities, claims, damages or expenses, including without limitation, those incurred under Environmental Law, incurred by any of them relating in any way to any Loan, Credit Document, Letter of Credit, or any transaction contemplated under any Credit Document including, without limitation, any and all losses, costs, liabilities, claims, damages or expenses as a result of, or arising out of, or in any way related to, or by reason of, any investigation, litigation or other proceeding (whether or not any Lender or the Issuing Lender is a party thereto and whether or not such investigation, litigation or other proceeding is brought by the Borrower, any Loan Party or any other Person) related to the entering into and/or performance of any Credit Document or the use of the proceeds of any Loans or Letters of Credit hereunder, the consummation of any transactions contemplated in any Credit Document, including, without limitation, the reasonable fees, charges and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, costs, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct, found by a final and nonappealable decision of a court of competent jurisdiction, of the Person to be indemnified or of any other Indemnitee who is such Person or an affiliate, agent or representative of such Person). No Indemnitee shall be liable for any indirect, special, exemplary, punitive or consequential damages in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby. Section 12.1(iii) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim. No Indemnitee shall be liable for any damages arising from the use of unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

12.2. Right of Setoff. In addition to any rights now or hereafter granted under Applicable Law or otherwise, and not by way of limitation of any such rights, during the continuance of an Event of Default, the Administrative Agent and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Loan Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any liabilities at any time held or owing by the Administrative Agent or such Lender (including, without limitation, by branches and agencies of the Administrative Agent or such Lender wherever located) to or for the credit or the account of any Loan Party against and on account of the Obligations and liabilities of such Loan Party then due and payable to the Administrative Agent or such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations of such Loan Party purchased by such Lender pursuant to Section 12.4, and all other claims of any nature or description then due and payable arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not the Administrative Agent or such Lender shall have made any demand hereunder and although said deposits or liabilities owing by the Administrative Agent or such Lender, or any of them, shall be contingent or unmatured. Each Lender hereby agrees to hold any such setoff or appropriation amounts to the extent constituting Collateral under the Collateral Agency Agreement or proceeds thereof in trust for the Administrative Agent to be turned over to the Collateral Agent to be applied in accordance with the terms of the Collateral Agency Agreement.

12.3. Notices. (a) Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telecopier or email communication) and mailed, telecopied or delivered, if to the Borrower, at the address specified opposite its signature below; if to any Lender, at its address specified in the administrative questionnaire; or, at such other address as shall be designated by any party in a written notice to the other parties hereto. All such notices and communications shall be mailed, telecopied or (subject to Section 12.3(b)) electronically communicated or sent by overnight courier, and shall be effective when received.

(b) Notices and other communications to the Administrative Agent and the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 1 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

12.4. Benefit of Agreement. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, provided that the Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of all the Lenders. Each Lender may, in accordance with Applicable Law, at any time grant participations in any of its rights hereunder or under any of the Promissory Notes to another financial institution, provided that in the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation, except that the participant shall be entitled to the benefits of Sections 1.12, 1.14 and 4.3 of this Agreement (subject to the requirements and limitations therein, including the requirements under Section 4.3(f) (it being understood that the documentation required under Section 4.3(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this section; provided that such participant (i) agrees to be subject to the provisions of Sections 1.12, 1.14 and 4.3 as if it were an assignee under paragraph (b) of this Section and (ii) shall not be entitled to receive any greater payment under Sections 1.12, 1.14 and 4.3, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from an adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof that occurs after the participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 1.15 with respect to any participant. The participant shall, to the maximum extent permitted by Applicable Law, be deemed to have the right of setoff in respect of its participation in amounts owing under this Agreement to the same extent as if the amount of its participation were owing directly to it as a Lender under this Agreement provided that, in purchasing such participation, such participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 12.6(b) as fully as if it were a Lender hereunder, and, provided, further, that no Lender shall transfer, grant or assign any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan or Promissory Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of the applicability of any post-default increase in interest rates), or reduce the principal amount thereof, or increase such participant’s participating interest in any Commitment over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Revolving Commitment, or a mandatory prepayment, shall not constitute a change in the terms of any Commitment), (ii) release all or substantially all of the Collateral except in accordance with the Credit Documents or (iii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement or any other Credit Document. Each Lender that sells a participation shall, acting solely for this purpose as a nonfiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(b) Notwithstanding the foregoing, in accordance with Applicable Law at any time and from time to time, any Lender may assign all or a portion of its Loans and/or Commitments and its rights and obligations under this Agreement to one or more other Persons with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(i) the Borrower, provided that, no consent of the Borrower shall be required in either case for an assignment to a Lender, an Affiliate of a Lender or, if an Event of Default under Section 9(a), 9(b), 9(j) or 9(k) has occurred and is continuing, any other assignee;

(ii) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Revolving Commitment to an assignee that is a Lender with a Revolving Commitment immediately prior to giving effect to such assignment; and

(iii) in the case of any assignment of any Revolving Commitment only, the Issuing Lender (such consent not to be reasonably withheld or delayed);

and, provided further, that no such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries (including, without limitation, any Hunt Family Member), (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person.

Any assignment pursuant to this Section 12.4(b) need not be ratable as among the Revolving Commitments of the assigning Lender. Unless the Borrower and the Administrative Agent otherwise agree, no assignment pursuant to this Section 12.4(b) shall, to the extent such assignment represents an assignment to an institution other than one or more Lenders hereunder, be in an aggregate amount less than $5,000,000 unless the entire Commitment and Loans and other interests of the assigning Lender are so assigned. If any Lender so sells or assigns all or a part of its interests hereunder or under the Promissory Notes, any reference in this Agreement or the Promissory Notes to such assigning Lender shall thereafter refer to such Lender and to the respective assignee to the extent of their respective interests, and the assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights and benefits as it would if it were such assigning Lender and the assignee shall be treated as a Lender and a party to this Agreement. Each assignment pursuant to this Section 12.4(b) shall be effected by the assigning Lender and the assignee Lender executing an Assignment Agreement substantially in the form of Exhibit A (appropriately completed), subject to acceptance and recording thereof by the Administrative Agent. In the event of any such assignment to a Person not previously a Lender hereunder, either the assigning or the assignee Lender shall pay to the Administrative Agent a nonrefundable assignment fee of $3,500 which may, in the Administrative Agent’s sole discretion, be waived (and shall deliver any information, to be provided by the assignee, requested by the Administrative Agent), and at the time of any assignment pursuant to this Section 12.4(b), (i) Annex 1.1A shall be deemed to be amended to reflect the Commitment of the respective assignee (which shall result in a direct reduction to the Commitment of the assigning Lender) and of the other Lenders, and (ii) if any such assignment occurs after the Restatement Date, the Borrower will, if requested by the assignee or assignor, issue new Promissory Notes to the respective assignee and, if applicable, to the assigning Lender. Each Lender and the Borrower agree to execute such documents (including, without limitation, amendments to this Agreement) as shall be necessary to effect the foregoing. Nothing in this clause (b) shall prevent or prohibit any Lender from pledging its Promissory Notes or Loans, including, without limitation, to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank.

(c) The Administrative Agent acting on behalf of the Borrower shall maintain at one of its offices a copy of each Assignment Agreement delivered to it (as required hereby) and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender from time to time (whether or not evidenced by a Promissory Note). The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement, notwithstanding any notice to the contrary. Any assignment of any Loan whether or not evidenced by a Promissory Note shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Promissory Note shall expressly so provide). The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under a note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

12.5. No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between any Loan Party and the Administrative Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Administrative Agent or any Lender would otherwise have. No notice to or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or the Lenders to any other or further action in any circumstances without notice or demand.

12.6. Payments Pro Rata. (a) The Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of any Loan Party in respect of any Obligations of such Loan Party hereunder, it shall distribute such payment to the Lenders (other than any Lender that has expressly waived its right to receive its pro rata share thereof) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b) Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise but excluding any amounts received pursuant to Section 1.15 or 12.4) which is applicable to the payment of the principal of, or interest on, the Loans, Fees or reimbursement obligations in respect of the Letters of Credit, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Loan Party to such Lenders in such amount as shall result in a proportional participation by all of the Lenders in such amount, provided that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

12.7. Calculations; Computations. The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except for the absence of notes and normal year-end adjustments in the case of unaudited financial statements and except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Lenders), provided that, except as otherwise specifically provided herein, all computations determining compliance with Section 8, including definitions used therein, shall utilize accounting principles and policies in effect at the time of the preparation of, and in conformity with those used to prepare, the December 31, 2013 historical financial statements of the Borrower delivered to the Administrative Agent pursuant to Section 6.5.

12.8. Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial. (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER AND ANY CLAIM OR CONTROVERSY RELATED TO THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. Any legal action or proceeding with respect to this Agreement or any other Credit Documents may be brought in the courts of the State of New York sitting in New York County or of the United States for the Southern District of New York, and, by execution and delivery of this Agreement, the Borrower hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The Borrower further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at its address for notices pursuant to Section 12.3, such service to become effective 30 days after such mailing. Nothing herein shall affect the right of the Administrative Agent or any Lender to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any Loan Party in any other jurisdiction.

(b) The Borrower hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Credit Document brought in the courts referred to in clause (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(d) The Borrower hereby irrevocably waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any indirect, special, exemplary, punitive or consequential damages.

12.9. USA PATRIOT Act. Each Lender, which is subject to Section 326 of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), hereby notifies the Borrower that, pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

12.10. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

12.11. Headings. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

12.12. Amendment or Waiver. Neither this Agreement, any other Credit Document, nor any terms hereof or thereof may be amended or modified except in accordance with the provisions of this Section 12.12. The Required Lenders (or, with the written consent of the Required Lenders, the Administrative Agent) and each Loan Party party to the relevant Credit Document may, from time to time (i) enter into written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder; provided that with respect to any amendment or supplement that adversely affects the Collateral Agent, the written consent of the Collateral Agent shall be required and with respect to any amendment or supplement that adversely affects the Issuing Lender or Swingline Lender, the written consent of the Issuing Lender or the Swingline Lender, as applicable, shall be required or (ii) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

(a) extend the final scheduled date of maturity of any Loan, reduce the principal, stated rate of any interest or fee payable hereunder (except in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders)), or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the consent of each Lender directly affected thereby;

(b) eliminate or reduce the voting rights of any Lender under this Section 12.12 without the written consent of such Lender;

(c) release all or substantially all of the Subsidiary Guarantors or all or substantially all of the Collateral in any transaction or series of related transactions without the consent of each Lender;

(d) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Credit Documents;

(e) amend, modify or waive any provision affecting the rights or duties of an Issuing Lender or Swingline Lender hereunder without the written consent of the Issuing Lender or Swingline Lender, as relevant;

(f) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(g) amend, modify or waive any provision of Section 1.11 or Section 12.6 without the written consent of each Lender; or

(h) amend, modify or waive any provision of Article 11 or any other provision of any Credit Document that affects the Administrative Agent without the written consent of the Administrative Agent.

Notwithstanding anything to the contrary contained in this Section 12.12, (i) any Credit Document, this Agreement or any related document may be amended, supplemented or waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment, supplement or waiver is delivered in order (x) to comply with local law or advice of local counsel, (y) to cure ambiguities, omissions, mistakes or defects or (z) to cause such Credit Document or other document to be consistent with this Agreement and the other Credit Documents, (ii) the Administrative Agent may direct the Collateral Agent to (x) release any Subsidiary Guarantor from its Guaranty of the Obligations if, in compliance with this Agreement, such Subsidiary Guarantor ceases to be a Wholly-Owned Subsidiary or becomes a Foreign Subsidiary, a Project Finance Subsidiary or any other Subsidiary that is prohibited from providing a Guaranty of the Obligations by any Applicable Law and (y) release the liens on or security interests in any Collateral that is sold, transferred, or otherwise disposed of in accordance with this Agreement and (iii) the Credit Parties hereto hereby direct the Collateral Agent, upon the completion of the FERC Merger, to terminate the Pledge Agreement (FERC) and the Negative Pledge Agreement.

12.13. Survival. All indemnities set forth herein including, without limitation, in Section 1.14, 4.3 or 12.1 shall survive the execution and delivery of this Agreement and the making and repayment or assignment of the Loans.

12.14. Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any branch office, subsidiary or affiliate of such Lender, provided that the Borrower shall not be responsible for costs arising under Sections 1.12 or 1.14 resulting from any such transfer to the extent not otherwise applicable to such Lender prior to such transfer.

12.15. Confidentiality. The Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative

Agent, any other Lender or, subject to an agreement to comply with the provisions of this Section, any Lender Affiliate (b) subject to an agreement to comply with the provisions of this Section, to any assignee or participant or prospective assignee or participant or any actual or prospective direct or indirect counterparty to any Specified Swap Contracts or Specified Cash Management Contracts (or any professional advisor to such counterparty), (c) on a need-to-know basis, to its employees involved in the administration of this Agreement or any other Credit Document, directors, agents, attorneys, accountants, consultants and other professional advisors or those of any of its Affiliates (each of whom shall be instructed to hold the same in confidence), (d) upon the request or demand of any Governmental Entity having jurisdiction over such Lender, (e) in response to any order of any court or other Governmental Entity or as may otherwise be required pursuant to any Requirement of Law, (f) that has been publicly disclosed other than in breach of this Agreement, or becomes available to the Administrative Agent, any Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower, (g) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (h) in connection with the exercise of any remedy hereunder or under any other Credit Document, (i) subject to an agreement to comply with the provisions of this Section, any actual or prospective party (or its related parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, or (j) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder. For purposes of this Section, “information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is not designated as “Public Side Information” or is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

12.16. Integration. This Agreement and the other Credit Documents represent the agreement of the Borrower, the other Loan Parties, the Administrative Agent and the other Credit Parties with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Borrower, any of its Affiliates, the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

12.17. Acknowledgments. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between the Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

12.18. Severability. If any provision of this Agreement or the other Credit Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Credit Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 12.18, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Bankruptcy Event, as determined in good faith by the Administrative Agent or the Issuing Lender, then such provisions shall be deemed to be in effect only to the extent not so limited.

12.19. Amendment and Restatement. This Agreement amends and restates the Original Credit Agreement. All indebtedness, obligations, liabilities and liens created by the Original Credit Agreement and the Credit Documents referred to therein owing to Lenders under this Agreement shall continue unimpaired and in full force and effect, as amended and described in this Agreement and the other Credit Documents. All references made to the Original Credit Agreement in any Credit Document or in any other instrument or document shall, without more, be deemed to refer to this Agreement. This Agreement amends and restates the Original Credit Agreement and is not intended to be or operate as a novation or an accord and satisfaction of the Original Credit Agreement or the indebtedness, obligations and liabilities of the Borrower or any Loan Party evidenced or provided for thereunder.

[signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

Address:
1807 Ross Avenue, 4th Floor Dallas, Texas 75201	SHARYLAND DISTRIBUTION & TRANSMISSION SERVICES, L.L.C.

Attention: Brant Meleski
E-mail: bmeleski@huntutility.com
cc: Greg Imhoff	By:	/s/ Brant Meleski
	Name:	Brant Meleski
	Title:	Senior Vice President and Chief Financial Officer

Address: Royal Bank of Canada 20 King Street West, 4th Floor Toronto, Ontario M5H 1C4	ROYAL BANK OF CANADA, as Administrative Agent
Attention: Manager, Agency Services Group
Email: ann.hurley@rbccm.com
Telecopy: 416-842-4023
	By:	/s/ Ann Hurley
	Name:	Ann Hurley
	Title:	Manager, Agency

with a copy to:
RBC Capital Markets	ROYAL BANK OF CANADA, as Swingline Lender, Issuing Lender and a Lender
200 Vesey Street
New York, NY 10281
Attention: Frank Lambrinos
Email: frank.lambrinos@rbccm.com	By:	/s/ Frank Lambrinos
Telecopy: 212-428-6270	Name:	Frank Lambrinos
	Title:	Authorized Signatory

[Signature Page - SDTS Credit Agreement]

AMEGY BANK NA,

as a Lender

By:	/s/ Claire Harrison
	Name:	Claire Harrison
	Title:	Vice President

[Signature Page - SDTS Credit Agreement]

BANK OF AMERICA, N.A.,

as a Lender

By:	/s/ Jerry Wells

Name:	Jerry Wells

Title:	Vice President

[Signature Page - SDTS Credit Agreement]

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH,
as a Lender

By:	/s/ Anju Abraham
	Name:	Anju Abraham
	Title:	Authorized Signatory

By:	/s/ Robert Casey
	Name:	Robert Casey
	Title:	Authorized Signatory

[Signature Page - SDTS Credit Agreement]

CITIBANK, NA.,
as a Lender

By:	/s/ Sandip Sen
	Name:	Sandip Sen
	Title:	Vice President

[Signature Page - SDTS Credit Agreement]

DNB CAPITAL LLC,
as a Lender

By:	/s/ Einar Gulstad
	Name:	Einar Gulstad
	Title:	Senior Vice President

By:	/s/ Joe Hykle
	Name:	Joe Hykle
	Title:	Senior Vice President

[Signature Page - SDTS Credit Agreement]

MIZUHO BANK, LTD
as a Lender

By:	/s/ Leon Mo
	Name:	Leon Mo
	Title:	Authorized Signatory

[Signature Page - SDTS Credit Agreement]

SOCIETE GENERALE,
as a Lender

By:	/s/ Yao Wang
	Name:	Yao Wang
	Title:	Director

[Signature Page - SDTS Credit Agreement]

THE BANK OF NOVA SCOTIA,
as a Lender

By:	/s/ Thane Rattew
	Name:	Thane Rattew
	Title:	Managing Director

WELLS FARGO BANK, NATIONAL ASSOCIATION
as a Lender

By:	/s/ Yann Blindert
	Name:	Yann Blindert
	Title:	Director

[Signature Page - SDTS Credit Agreement]

MORGAN STANLEY BANK, N.A.,
as a Lender

By:	/s/ Michael King
	Name:	Michael King
	Title:	Authorized Signatory

[Signature Page - SDTS Credit Agreement]

SUMITOMO MITSUI BANKING CORPORATION,
as a Lender

By:	/s/ James D. Weinstein
	Name:	James D. Weinstein
	Title:	Managing Director

[Signature Page - SDTS Credit Agreement]

UBS AG, STAMFORD BRANCH,
as a Lender

By:	/s/ Lana Gifas
	Name:	Lana Gifas
	Title:	Director

By:	/s/ Jennifer Anderson
	Name:	Jennifer Anderson
	Title:	Associate Director

[Signature Page - SDTS Credit Agreement]